UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

FAIR ISAAC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FAIR ISAAC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 1, 2023

AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the 2023 Annual Meeting of the Stockholders of Fair Isaac Corporation (“Annual Meeting”) will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Wednesday, March 1, 2023

PLACE*	Fair Isaac Corporation

181 Metro Drive

San Jose, California 95110

ITEMS OF BUSINESS	1.	To elect eight directors to serve until the 2024 Annual Meeting and thereafter until their successors are elected and qualified;

2.	To approve the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in the accompanying proxy statement;

3.	To approve the advisory (non-binding) vote on the desired frequency of future advisory (non-binding) votes to approve our named executive officer compensation;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying proxy statement.

RECORD DATE

You can vote if you were a stockholder of record at the close of business on January 3, 2023. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, at our offices at 5 West Mendenhall, Suite 105, Bozeman, Montana 59715, during ordinary business hours for at least ten days prior to the Annual Meeting. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

ANNUAL REPORT	Our 2022 Annual Report on Form 10-K accompanies the proxy statement.

VOTING

Your Vote Is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the Internet or telephone voting instructions on the proxy card. Any registered stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING

Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

Mark R. Scadina

Executive Vice President, General Counsel and Secretary

January 25, 2023

* We intend to hold the Annual Meeting in person. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. These announcements will be made by press release that will also be filed as additional proxy materials, as applicable, with the U.S. Securities and Exchange Commission. Please check the “Investors” page of our website at www.fico.com prior to the meeting date.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you are advised to read the entire proxy statement carefully before voting.

2023 Annual Meeting of Stockholders

Date and Time:	9:30 A.M., local time, on Wednesday, March 1, 2023

Place:	Fair Isaac Corporation’s offices located at 181 Metro Drive, San Jose, California 95110

Record Date:	January 3, 2023

Voting Methods

By internet www.proxyvote.com

Use the internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. The availability of internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. We recommend that you follow the voting instructions in the materials you receive.

By telephone 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. The availability of telephone voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. We recommend that you follow the voting instructions in the materials you receive.

By mail

Be sure to complete, sign and date the proxy card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of each of the nominees for director, FOR the approval of the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in this proxy statement, for ONE YEAR on the advisory (non-binding) vote on the desired frequency of future advisory (non-binding) votes to approve our named executive officer compensation, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023.

In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

Voting Matters

Stockholders are being asked to vote on the following matters at the 2023 Annual Meeting of Stockholders. Please see the corresponding page numbers for additional information regarding each proposal.

Proposals		Vote Required	Board Recommendation	Page Number for Additional Information

1.	Election of Directors	Majority	FOR	8

2.	Advisory Vote to Approve Executive Compensation	Majority	FOR	13

3.	Advisory Vote to Approve the Frequency of Future Advisory Votes to Approve Named Executive Compensation	Plurality	ONE YEAR	14

4.	Ratification of Independent Registered Public Accounting Firm	Majority	FOR	15

Our Director Nominees

Name	Age	Years as Director	Principal Occupation	Independent	Committee Memberships			Other Current Public Boards
					AC(1)	GNEC(2)	LDCC(3)

Braden R. Kelly	52	10	Partner of Health Evolution Partners	Yes				—

Fabiola R. Arredondo	56	3	Managing Partner of Siempre Holdings LLC	Yes				2

James D. Kirsner	79	16	Former Chief Financial Officer and head of Barra Ventures at Barra, Inc.	Yes				—

William J. Lansing	64	17	Chief Executive Officer of Fair Isaac Corporation	No				—

Eva Manolis	59	4	Former Vice President of Amazon.com, Inc.	Yes				1

Marc F. McMorris	54	7	Co-Chief Executive Officer and Co-Founder of Carrick Capital Partners, LLC	Yes				—

Joanna Rees	61	8	Managing Partner of West.Ventures	Yes				—

David A. Rey	72	12	Former Executive Vice President and Chief Client Relationship Officer of UnitedHealth Group	Yes				—

(1)	AC = Audit Committee

(2)	GNEC = Governance, Nominating and Executive Committee

(3)	LDCC = Leadership Development and Compensation Committee

  = Member           = Chair

Our Corporate Governance Facts

Board and Committee Summary

Current Size of Board	8

Current Number of Independent Directors	7

Board Committees Consist Entirely of Independent Directors	Yes

All Directors Attended at least 75% of Meetings Held	Yes

Annual Election of All Directors	Yes

Majority Voting for Directors	Yes

Plurality Carveout for Contested Elections	Yes

Director Resignation Policy	Yes

Separate Chairman and CEO	Yes

Chairman is Independent Director	Yes

Independent Directors Meet Regularly in Executive Session	Yes

Annual Board and Committee Self-Evaluations	Yes

Risk Oversight by Full Board and Committees	Yes

Annual Advisory Vote on Executive Compensation	Yes

Prohibit Hedging and Short Sales of FICO Securities	Yes

Stock Ownership Requirements for Directors and Executive Officers	Yes

Executive Compensation Recovery Policy	Yes

Stockholder Rights Summary

Controlled Company	No

Classified Board	No

Vote Standard for Mergers/Acquisitions	Majority

Vote Standard for Charter or Bylaw Amendment	66.67%

Stockholder Ability to Call Special Meetings	No

Stockholder Ability to Act by Written Consent	Yes

Cumulative Voting	No

Board Ability to Issue Blank-Check Preferred Stock	Yes

Poison Pill	No

Our Compensation Facts

As administered by our Leadership Development and Compensation Committee (the “LDCC”), our compensation program seeks to closely link the financial interests of our Company’s executives with those of our stockholders. In making compensation decisions at the outset of fiscal 2022 and throughout the year, the LDCC sought to reinforce the linkage between Company performance and executive compensation. In keeping with this objective, the LDCC continued to focus on prominently featuring performance-based cash incentives and equity.

The LDCC uses the following guidelines in our compensation program to help achieve this overarching goal.

What We Do:	What We Do Not Do:
We closely link performance-based rewards with the achievement of performance goals.	Our compensation plans do not have minimum guaranteed payout levels.

We cap payouts under our plans to discourage excessive or inappropriate risk taking by our executives.	We do not permit hedging or short sales of our stock.

Two-thirds of our long-term incentives are performance-based.	We do not permit repricing of underwater stock options without stockholder approval.

We emphasize long-term incentives to align executives’ interests with those of our stockholders.	We do not provide tax gross-ups for our executives (other than with respect to relocation benefits and required spousal travel).

We have double-trigger change in control provisions.	We do not provide material perquisites.
We have stock ownership guidelines that require non-employee directors and executive officers to own a specified amount of stock within five years of their initial election or appointment.

We have a peer group comprised of companies of similar size and from relevant industries.

The LDCC retains an independent compensation consultant.
We hold an annual advisory vote on executive compensation.
We seek feedback on executive compensation through stockholder engagement.

We have a robust compensation recovery, or “clawback,” policy pertaining to both cash and equity incentive-based compensation.

We have a mandatory minimum vesting period of one year for equity awards.

We limit the aggregate fair value of equity awards granted in any calendar year.

We cap payouts under our severance policies.

2022 Elements of Compensation

Element	Purpose and Philosophy

Base Salary

•   Base salary provides our executive officers with financial stability and predictable cash flow.

•  Individual base salaries are determined by evaluating the executive officer’s role within the Company, experience, performance, and potential for development, as well as the base salaries of comparable roles within the peer group companies and the broader marketplace.

Short-Term Cash Incentives

•  Our short-term cash incentive plan rewards the achievement of annual Company and individual performance goals.

•  Target cash incentive payment amounts are expressed as a percentage of base salary determined with reference to the peer group companies and the broader marketplace.

•  Participants may earn between zero and 250% of target, depending both upon Company and individual performance.

Long-Term Equity Incentives

•   Long-term equity incentive awards directly link a significant portion of each executive officer’s target total direct compensation to the market value of our common stock, while promoting retention through multi-year vesting and performance periods.

•  Performance Share Units (“PSUs”) are earned based upon the extent to which annual Company financial performance targets are achieved with as few as zero and as many as 200% of the target PSUs eligible to be earned. Earned units are then subject to multi-year time-based vesting, promoting continued linkage to the market price of our common stock while also promoting retention.

•  Market Share Units (“MSUs”) are earned based on our relative total stockholder return measured over one-year, two-year, and three-year performance periods with as few as zero and as many as 200% of target MSUs eligible to be earned.

•  Restricted Stock Units (“RSUs”) represent a more stable equity-based compensation vehicle, ensuring linkage to the stock price performance of our common stock while promoting retention over a multi-year time-based vesting period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated, the following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of December 1, 2022 by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each current director and nominee for director;

•	each named executive officer; and

•	all directors and executive officers as a group.

As of the dates indicated in footnotes (3) and (4) below, publicly available information indicated that certain stockholders were beneficial owners of more than 5% of the outstanding shares of our common stock. The information in the table below is as reported in their filings with the U.S. Securities and Exchange Commission (“SEC”). The percentages noted in the table are as provided by such beneficial owners as of the date of their filing and not as of December 1, 2022. Based on a review of such SEC filings, we are not aware of any other beneficial owner of more than five percent of our common stock.

Shares of common stock underlying options that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Similarly, shares of common stock underlying RSUs, PSUs or MSUs that vest within 60 days are considered outstanding and beneficially owned by the person holding the RSUs, PSUs or MSUs for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of December 1, 2022, 24,976,969 shares of common stock were outstanding.

Directors, Nominees, Named Executive Officers, Executive Officers and 5% Stockholders	Beneficial Ownership(1)
	Number	Percent(2)
BlackRock, Inc.(3)	3,959,027	14.5%
55 East 52nd Street, New York, NY 10055
Vanguard Group, Inc.(4)	2,687,121	10.22%
100 Vanguard Blvd., Malvern, PA 19355
William Lansing(5)	425,664	1.70%
Mark R. Scadina(6)	124,993	*
James Wehmann(7)	58,070	*
Braden R. Kelly(8)	36,238	*
Joanna Rees(9)	32,179	*
Claus Moldt(10)	31,204	*
James D. Kirsner(11)	20,811	*
David A. Rey(12)	18,129	*
Michael McLaughlin(13)	17,088	*
Stephanie Covert(14)	15,702	*
Marc F. McMorris(15)	12,934	*
Eva Manolis(16)	12,781	*
Fabiola R. Arredondo(17)	3,841	*
All current directors, nominees and executive officers as a group (15 persons)(18)	852,302	3.37%

*	Represents holdings of less than 1%.

(1)

To the Company’s knowledge, the persons named in the table have sole voting and sole dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)

If the named person holds stock options exercisable on or prior to January 30, 2023, RSUs, PSUs or MSUs that will vest on or prior to January 30, 2023, the shares underlying those options, RSUs, PSUs and MSUs are included in the number for such person. Shares deemed issued to a holder of stock options, RSUs, PSUs or MSUs pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

(3)

Information as to this person (including affiliated entities) is based on the Schedule 13G/A filed by this person on January 27, 2022. BlackRock, Inc. has sole voting power as to 3,674,235 shares and sole dispositive power as to 3,959,027 shares.

(4)

Information as to this person is based on the Schedule 13G/A filed by this person on February 10, 2022. The Vanguard Group has sole voting power as to no shares, shared voting power as to 26,439 shares, sole dispositive power as to 2,625,915 shares and shared dispositive power as to 61,206 shares.

(5)	Includes options to purchase 61,432 shares, RSUs representing 7,588 shares, PSUs representing 21,743 shares and MSUs representing 24,472 shares. The Lansing Revocable Trust holds 215,539 shares.

(6)	Includes options to purchase 7,367 shares, RSUs representing 2,842 shares, PSUs representing 6,051 shares and MSUs representing 6,675 shares. The Scadina Revocable Trust holds 85,081 shares.

(7)	Includes RSUs representing 4,560 shares, PSUs representing 8,541 shares and MSUs representing 9,056 shares.

(8)	Includes options to purchase 28,632 shares.

(9)	Includes options to purchase 24,507 shares. The John Hamm and Joanna Rees Trust holds 4,000 shares.

(10)	Includes RSUs representing 4,560 shares, PSUs representing 8,541 shares and MSUs representing 9,056 shares.

(11)	Includes options to purchase 715 shares. The Kirsner Family Trust holds 20,096 shares.

(12)	Includes options to purchase 16,064 shares.

(13)	Includes RSUs representing 1,864 shares, PSUs representing 4,915 shares and MSUs representing 4,603 shares.

(14)	Includes RSUs representing 3,166 shares, PSUs representing 5,427 shares and MSUs representing 4,597 shares.

(15)	Includes options to purchase 12,692 shares.

(16)	Includes options to purchase 12,781 shares.

(17)	Includes options to purchase 3,101 shares.

(18)

Reflects the options, RSUs, PSUs, MSUs and shares held in trust referenced in footnotes 5 through 9, footnotes 11 through 12, and footnotes 14 through 17 above, plus additional options to purchase 12,488 shares, RSUs representing 6,068 shares, PSUs representing 10,316 shares and MSUs representing 10,100 shares held by executive officers as of the date of this proxy statement who are not individually listed in this table. Each of Mr. Moldt’s and Mr. McLaughlin’s ownership is excluded from this amount as each of them is no longer an executive officer.

PROPOSAL 1: ELECTION OF DIRECTORS

Annual Elections

Directors are elected each year at our Annual Meeting of Stockholders to hold office until our next annual meeting or until a qualified replacement is duly elected. Our Bylaws specify that the Board of Directors (the “Board” or “Board of Directors”) will establish by vote how many directors will serve on the Board. The Board has currently set the number of directors at eight.

Majority Voting Standard

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted.

Director Nominee Selection Process

Our Governance, Nominating and Executive Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on the “Investors” page of our website at www.fico.com. The Governance, Nominating and Executive Committee also strongly values diversity and seeks opportunities to promote diversity within the Company’s leadership. This viewpoint is reflected in our Corporate Governance Guidelines and our Governance, Nominating and Executive Committee Charter, both of which include diversity as a consideration, and the Governance, Nominating and Executive Committee takes this into account when assessing our incumbents and candidates. Our Board currently includes three female directors and two racially/ethnically diverse directors.

All of the current nominees to the Board were recommended as nominees by the Governance, Nominating and Executive Committee, and the full Board voted unanimously to designate them as nominees for election at the Annual Meeting. All of the nominees are presently serving on our Board, and all have been previously elected by our stockholders.

Stockholder-Recommended Director Candidates

Our Governance, Nominating and Executive Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the Annual Meeting and comply with the notice procedures described below. A stockholder who wishes to nominate a candidate must send a written notice to the FICO Corporate Secretary, 5 West Mendenhall, Suite 105, Bozeman, Montana 59715. Each notice must include the following information about the nominee:

•	Name, age, and business and residence addresses;

•	Principal occupation or employment;

•

Class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•	A statement of the person’s citizenship; and

•

Any other information that must be disclosed about nominees in proxy solicitations pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including the nominee’s written consent to be named as a nominee and to serve as a director if elected).

Each notice must also include the following information about the nominating stockholder and any beneficial owner on whose behalf the nomination is made:

•	The name and address, as they appear in our records;

•

The class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•

A description of all agreements pursuant to which the nomination is being made, and any material interest of such stockholder or beneficial owner, or any affiliates or associates of such person, in such nomination;

•	A representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;

•

A representation whether the stockholder or the beneficial owner intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to holders of at least the percentage of FICO’s outstanding shares required to elect the nominee or otherwise solicit proxies from stockholders in support of the nomination; and

•

Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Our Corporate Secretary must receive this information not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

Director Nominee Biographies

Set forth below is biographical information for each director nominee, as well as information regarding the particular experience, qualifications, attributes or skills of the nominees that led the Governance, Nominating and Executive Committee to conclude that they should serve as members of the Board. Each of these nominees is currently serving as a member of the Board.

Our Board of Directors has determined that Messrs. Kelly, Kirsner, McMorris and Rey and Mses. Arredondo, Manolis and Rees meet its independence standards, which are set forth in the Corporate Governance Guidelines on the “Investors” page of our website at www.fico.com. The Board defines an independent director as one who has no material relationship with the Company and its subsidiaries either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, independent directors must meet the requirements to be considered independent directors as defined under the current rules of the New York Stock Exchange (“NYSE”). Mr. Lansing is not independent, as he is employed by us as our CEO.

Each of the nominees has consented to being named in the proxy statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors, unless either they are directed by the proxy to do otherwise or the Board of Directors instead reduces the number of directors.

Braden R. Kelly.    Director since 2013 and Chairman of the Board of Directors since February 2016; Chair of the Governance, Nominating and Executive Committee; Member of the Leadership Development and Compensation Committee; Age 52.

Mr. Kelly has been a Partner at Health Evolution Partners, a private equity investment firm focused on the health care industry, since January 2015 and has served in various positions at Health Evolution Partners, including Investment Partner from June 2013 to December 2014 and Senior Advisor from August 2008 to May 2013. From August 1995 to December 2006, Mr. Kelly was an employee and then Partner and Managing Director at General Atlantic Partners LLC, a global private equity investment firm focused on technology growth investing. Prior to joining General Atlantic Partners, Mr. Kelly worked in the investment banking division of Morgan Stanley & Co. as a member of the mergers, acquisitions and restructuring department. Mr. Kelly does not serve on any other public company boards nor has he served on any other public company boards in the past five years. Mr. Kelly earned an undergraduate degree from the University of Notre Dame.

Mr. Kelly has a deep financial background and contributes a critical business and corporate development perspective to the Board of Directors through his extensive experience with strategic mergers and acquisitions, a key growth opportunity for the Company. Mr. Kelly’s extensive analysis of the technology and health care industries through his work as a private equity investor provides him with valuable insight into the business environments in which our Company and the companies in some of our key markets operate. The Board also benefits from Mr. Kelly’s significant experience as a strategic advisor to companies and his global experience working with growth companies in the United States, Europe and India.

Fabiola R. Arredondo.    Director since 2020; Member of the Leadership Development and Compensation Committee; Age 56.

Ms. Arredondo has been the Managing Partner of Siempre Holdings, a private, single family investment office based in Greenwich, Connecticut, since 2001. Ms. Arredondo previously held senior operating roles at Yahoo! Inc., the British Broadcasting Corporation (BBC) and Bertelsmann SE & Co. KGaA. Since March 2017, Ms. Arredondo has served as a director of Campbell Soup Company, where she also serves as a member of the Audit Committee and the Finance and Corporate Development Committee. Since March 2015, Ms. Arredondo has served as a director of Burberry PLC, where she also serves as a member of the Nomination and Remuneration Committees. Ms. Arredondo joined the Board of Governors of FINRA in December 2022. From January 2007 to January 2016, Ms. Arredondo also served on the board of Experian PLC. Ms. Arredondo received a bachelor’s degree in political science from Stanford University, and an M.B.A. from Harvard Business School.

Ms. Arredondo brings a wealth of domestic and international operational and strategic experience as a former senior executive in the digital technology and media fields to the Board of Directors. She also has extensive public, private and non-profit board experience in a number of relevant areas, including: business model transformations; investment acquisition, integration and disposition skills; and the development of e-commerce distribution networks and effective digital marketing and sales initiatives.

James D. Kirsner.    Director since 2007; Chair of the Audit Committee; Member of the Governance, Nominating and Executive Committee; Age 79.

In 2001, Mr. Kirsner served as a consultant and interim Chief Operating Officer at Tukman Capital Management, an equity management firm. From 1993 until 2001, Mr. Kirsner was the Chief Financial Officer and head of Barra Ventures at Barra, Inc., an investment risk management services company. From 1967 until 1993, Mr. Kirsner was an audit professional with Arthur Andersen LLP, an international accounting and consulting firm. Mr. Kirsner was a partner in the firm from 1977 until his retirement in 1993. Mr. Kirsner does not serve on any other public company boards nor has he served on any other public company boards in the past five years. Mr. Kirsner received his undergraduate and master’s degrees from Wharton School of Business at the University of Pennsylvania.

Mr. Kirsner brings extensive financial and accounting expertise to the Board of Directors. He serves as Chair of the Company’s Audit Committee and is qualified as an “audit committee financial expert” as defined under SEC guidelines. His significant public accounting, public company CFO, investment, and audit committee experience provide Mr. Kirsner with the financial acumen and leadership skills necessary to serve as Chair of our Audit Committee. He has also served on the board of another publicly traded company in the software industry, which provides us with additional valuable perspectives on our industry and on issues affecting similarly situated publicly traded companies.

William J. Lansing.    Director since 2006; Age 64.

Since January 2012, Mr. Lansing has served as the Company’s Chief Executive Officer. From February 2009 to November 2010, Mr. Lansing served as Chief Executive Officer and President at Infospace, Inc. From 2004 until 2007, Mr. Lansing served as Chief Executive Officer and President at ValueVision Media, Inc. From 2001 to 2003, he served as a General Partner at General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer at NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000, he served as President, then as Chief Executive Officer at Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development at General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President at Prodigy, Inc. From 1986 through 1995, Mr. Lansing worked with McKinsey & Company, Inc. Mr. Lansing also served as Chairman of the Board for Shutterfly, Inc. from February 2017 to September 2019. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.

Mr. Lansing is the only member of management who serves on our Board of Directors. As our Chief Executive Officer, Mr. Lansing has extensive, first-hand knowledge of our corporate strategy, business units, operations, and employees, as well as the opportunities, risks, and challenges faced by our Company. Mr. Lansing brings to his roles as an executive officer and director an extensive background in management through his past chief executive officer and other senior management positions held at various companies. His experience in the technology industry, particularly in the areas of the Internet and e-commerce, provides significant value across several of our business units.

Eva Manolis.    Director since 2018; Member of the Leadership Development and Compensation Committee; Age 59.

Ms. Manolis formerly served as Vice President of Consumer Shopping Experience from May 2010 to August 2016, and previously held various management positions beginning in 2005, at Amazon.com, Inc., an electronic commerce and cloud-computing company, where she led the worldwide development of core consumer-facing features, functionality and user interface designs across multiple websites, mobile apps, and business lines. Prior to joining Amazon, Ms. Manolis co-founded and served as Senior Vice President of Products at Shutterfly, Inc. from 1999 to 2002, and served as Senior Vice President, Product and Operations at KeepMedia, Inc., an online content provider, from 2002 to 2005. From October 2016 through September 2019, Ms. Manolis served on the board of Shutterfly, Inc., a public company, where she also served as a member of the Governance Committee. Since August 2019, Ms. Manolis has served as a director of iRobot, Inc., a public company, where she serves on the Audit Committee. Ms. Manolis earned Bachelor of Science and Master of Science degrees in Electrical Engineering from Brown University.

Ms. Manolis brings a strong background in leadership and management in the technology industry, with a focus on designing and building innovative customer products and services. We value her deep expertise in this area, as well as her knowledge of corporate governance matters from her service on the board of directors of Shutterfly, Inc.

Marc F. McMorris.    Director since 2015; Member of the Audit Committee; Age 54.

Mr. McMorris has been Co-Chief Executive Officer at Carrick Capital Partners, a private equity investment firm that he co-founded, since March 2021. From January 2012 to March 2021, Mr. McMorris served as the Managing Director of Carrick Capital Partners. From September 1999 to December 2011, Mr. McMorris served in various leadership positions at General Atlantic, LLC, a global private equity investment firm focused on technology growth investing, including Managing Director from 2003 to December 2011. Mr. McMorris does not serve on any other public company boards nor has he served on any other public company boards in the past five years. Mr. McMorris earned an undergraduate degree from the University of Pennsylvania and an M.B.A. from Wharton School of Business at the University of Pennsylvania.

Mr. McMorris’s extensive experience in evaluating companies in the financial services and technology industries, together with his mergers and acquisitions experience, provides a strong complement to our Board. He currently provides guidance to technology companies in several different areas, including software as a service (“SaaS”), an area of strong focus for the Company moving forward. He is also qualified as an “audit committee financial expert” as defined under SEC guidelines.

Joanna Rees.    Director since 2015; Chair of the Leadership Development and Compensation Committee; Member of the Governance, Nominating and Executive Committee; Age 61.

Since June 2016, Ms. Rees has been the Managing Partner of West.Ventures, a venture studio providing marketing and brand expertise and investment capital to leading high growth private companies. West client companies have included Twitter, Square, Impossible Foods, Inception Fertility, GoFundMe, Newfront Insurance, Braintree and Proxy, to name a few. Previously (from 2012 to June 2016) Ms. Rees was a Managing Director of Soda Rock Partners, an investment and consulting firm, where she served as an investor, board member and senior advisor to multiple high growth companies. In 1996, Ms. Rees founded VSP Capital, a San Francisco-based venture capital firm, where she served as Managing Partner until 2011. During her tenure with VSP Capital, Ms. Rees served on the board of more than 25 private, venture-backed companies across a broad range of industries. From 1995 to 1996, Ms. Rees worked at Vrolyk & Company, a boutique merchant bank, and from 1993 to 1995, Ms. Rees worked at BA Securities, an investment banking subsidiary of Bank of America. Ms. Rees spent her early career in advertising and brand management. From 1984 to 1989, she held several senior marketing management positions with Groupe Danone, a $20+ billion global consumer products firm, with her last position as head of new product development. Ms. Rees began her career at Benton & Bowles (now DMB&B), an advertising agency, working on multiple consumer brands. Ms. Rees was the co-creator of the Build Brand Value CEO forum, which she ran from 1997 to 2003 as part of VSP Capital. Within the last five years, Ms. Rees served on the board of Care.com, Inc., a public company. Ms. Rees earned a B.S. from Duke University and an M.B.A. from Columbia University.

Ms. Rees’s leadership and experience in investing in, advising and building leading growth companies are valuable to the Company as it seeks to continue to grow its business and broaden its portfolio with innovative new product categories. Ms. Rees has deep connections across a wide range of industries, including the technology and education industries, and access to thought leaders worldwide.

David A. Rey.    Director since 2011; Member of the Audit Committee; Age 72.

From December 2008 to May 2011, Mr. Rey served as Executive Vice President and Chief Client Relationship Officer of UnitedHealth Group. From 1972 until 2008, Mr. Rey was an employee and then partner at Accenture Ltd. (previously Andersen Consulting and Arthur Andersen LLP), a global consulting firm. Mr. Rey served as both the Global Managing Partner of the healthcare industry practice and, as a Senior Managing Partner, led Accenture’s large client relationship development program. Mr. Rey does not serve on any other public company boards nor has he served on any other public company boards in the past five years. Mr. Rey holds a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley.

Mr. Rey brings financial reporting and accounting expertise to the Board of Directors, as well as global, cross-industry experience in developing and sustaining the kind of large client relationships that increasingly drive our Company’s business growth. Mr. Rey’s strong financial background qualifies him as an “audit committee financial expert” as defined under SEC guidelines, and as such, he serves on the Company’s Audit Committee. In 2018, Mr. Rey earned the CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors (NACD).

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its stockholders to approve the compensation of our named executive officers as described under “Executive Compensation — Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This proposal gives our stockholders the opportunity to express their views on the Company’s named executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the LDCC will consider the outcome of the vote when making future executive officer compensation decisions.

As we discuss below in our Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to deliver a performance-based pay philosophy, are aligned with the long-term interests of our stockholders and are competitive. The Company’s principal compensation policies, which enable the Company to attract, motivate and retain talented executive officers to lead the Company in the achievement of our business objectives, include:

•	We make annual cash compensation decisions based on assessment of the Company’s performance against measurable financial goals, as well as each executive’s individual performance.

•

We emphasize long-term incentive compensation awards that collectively reward executive officers based on individual performance, external and internal peer equity compensation practices, and the performance of the Company’s stock.

•	We delivered approximately two-thirds of the targeted annual long-term award value to top executives for fiscal 2022 in the form of performance-based incentives.

•	We require stock ownership by our senior executive officers.

As a result, we are presenting this proposal, which gives you as a stockholder the opportunity to vote on our named executive officer compensation as disclosed in this proxy statement by voting “FOR” or “AGAINST” the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s Proxy Statement for its 2023 Annual Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks a non-binding advisory vote from its stockholders regarding the desired frequency for holding future non-binding advisory votes to approve the compensation of our named executive officers as described in our annual proxy statements.

This proposal gives our stockholders the opportunity to express their views as to whether the non-binding advisory vote on our named executive officer compensation should occur every one, two, or three years. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when deciding the frequency of future non-binding advisory votes on our named executive officer compensation.

We recommend that a non-binding advisory vote to approve the compensation of our named executive officers as described in our annual proxy statements occur every year. We believe that holding this vote every year will be the most effective timeframe because it will allow our Board of Directors and the LDCC to engage with our stockholders following each such vote and to understand any concerns our stockholders may have. In addition, one aspect of our executive compensation philosophy is the alignment of our executive officers’ long-term interests with those of our stockholders, and a vote every year will provide stockholders with the opportunity to evaluate the effectiveness of our executive compensation philosophy as it relates to our performance. Nevertheless, although it is our current intention to hold such advisory vote every year, we may determine that a different frequency is appropriate, either in response to the vote of our stockholders on this proposal or for other reasons.

While we believe our recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove our recommendation, but are instead asked to provide an advisory vote on whether the non-binding advisory vote on the approval of our named executive officer compensation should be held every one, two or three years. The option among those choices that obtains a plurality of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to have received the advisory approval of our stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” ON THE ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is the responsibility of the Audit Committee to select and retain independent auditors. Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent auditors for the Company’s fiscal year ending September 30, 2023. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte for stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by the Company’s independent registered public accounting firm for the fiscal years ended September 30, 2022 and September 30, 2021, for the audit of our annual financial statements and fees for other services rendered by the firm during those respective periods.

	2022	2021
Audit Fees	$3,157,000	$2,740,000
Audit-Related Fees	838,000	744,000
Tax Fees	304,000	163,000
All Other Fees	2,000	2,000

Total	$4,301,000	$3,649,000

Audit Fees.    Audit fees consisted of fees for services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with statutory audits, consultation on accounting matters and SEC registration statement services.

Audit-Related Fees.    Audit-related fees consisted principally of fees for financial and non-financial attestation services (Service Organization Control), debt offering, business divestiture, customer compliance audits and audits of financial statements of employee benefit plans.

Tax Fees.    Tax services consisted of fees for tax consultation and tax compliance services.

All Other Fees.    All other fees consisted of fees for access to an online library of accounting and financial reporting literature.

Our Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined that these services for fiscal 2022 and 2021 were compatible. The services described above were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act.

Policy on Audit Committee Preapproval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding preapproval of all audit and permitted non-audit services provided by the independent auditors. On an ongoing basis, management communicates specific projects and categories of service for which it requests the advance approval of the Audit Committee. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit

Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such preapprovals are reported on at the next Audit Committee meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2023.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee selects and retains an independent registered public accounting firm as the Company’s independent auditor and assists the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements related to financial affairs and reporting. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This charter is available on the “Investors” page of our website at www.fico.com.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor. Additionally, in performing its oversight function, the Audit Committee necessarily relies on the work and assurances of, and information provided by, management and the independent auditor.

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent auditor for the fiscal year ended September 30, 2022. In fiscal 2022, the Audit Committee met and held discussions with management and Deloitte on numerous occasions. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q and the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2022. The Audit Committee discussed with Deloitte matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Deloitte also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence and tenure.

Based upon the Audit Committee’s discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as filed with the SEC.

Submitted by the Audit Committee:

James D. Kirsner, Chair

Marc F. McMorris

David A. Rey

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

We maintain a written policy for the approval of any related person transactions. A “Related Person,” for purposes of our policy, means:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director;

•	Any person known to be the beneficial owner of more than 5% of our common stock; or

•	Any immediate family member of the foregoing persons.

“Immediate family members” include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and any other person (other than a tenant or employee) sharing the household of one of these individuals.

Under the Related Persons Transaction Policy, any transaction, arrangement or relationship in which the Company (including any of its subsidiaries) is or will be a participant and in which a Related Person has a direct or indirect interest (a “Related Persons Transaction”) must be reviewed by the Audit Committee, except that the following transactions, arrangements or relationships are exempt under the policy:

•	Payment of compensation by the Company to a director or executive officer of the Company for such person’s service to the Company in that capacity;

•	Transactions available to all employees or all stockholders of the Company on the same terms; and

•

Transactions that, when aggregated with the amount of all other transactions between the Company and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.

In determining whether to approve a Related Persons Transaction, the Audit Committee will consider the following:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The importance of the Related Persons Transaction to the Related Person;

•	The role the Related Person has played in arranging the Related Persons Transaction;

•	The structure of the Related Persons Transaction; and

•	The interests of all Related Persons in the Related Persons Transaction.

We will only enter into a Related Persons Transaction if the Audit Committee determines that the Related Persons Transaction is not inconsistent with the interests of the Company and its stockholders, the Related Persons Transaction is beneficial to the Company, and the terms of the Related Persons Transaction are fair to the Company. No Related Persons Transactions occurred during fiscal 2022.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board of Directors does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board of Directors believes that it is in the best interest of the Company for the Board of Directors to make a determination on this matter when it appoints a new Chief Executive Officer or Chairman. The Board of Directors has determined that, currently, the most effective leadership structure is to have a separate Chairman of the Board, a position held by Mr. Kelly since February 2016, and Chief Executive Officer, a position held by Mr. Lansing since January 2012, as it provides us the best access to the judgments and experience of both individuals while providing a mechanism for the Board’s independent oversight of management. As a result, the Chairman presides over the meetings of the Board of Directors and the stockholders, and the Chief Executive Officer is allowed more time to focus energies on the management of the Company’s business.

Board Risk Oversight Role

Our management is responsible for identifying the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures. Our Board of Directors’ responsibility is to monitor the Company’s risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The Audit Committee of the Board of Directors has been monitoring management’s responsibility in the area of risk oversight. Our internal risk management team reports to the Audit Committee on our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also reviews with management the Company’s cybersecurity risk exposures and the steps management has taken to monitor and minimize such risks to the Company. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board of Directors.

Attendance at Board Meetings

During fiscal 2022, the Board of Directors met five times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such director served.

All Board members are expected to attend our Annual Meeting. All directors then standing for election attended the 2022 Annual Meeting.

Our Corporate Governance Guidelines provide that independent directors will meet in executive session without the Chief Executive Officer or other management present at each regular Board meeting. Braden R. Kelly, the Chairman of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines.

Annual Board Self-Evaluations

The Board of Directors and committees conduct annual self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees are functioning effectively.

Board Committees

Our Board has three standing committees: Audit; Leadership Development and Compensation; and Governance, Nominating and Executive. All of the members of the committees are independent directors under the applicable SEC rules and NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of the three committees are available on the “Investors” page of our website at www.fico.com. The following sets forth membership of each of our committees as of January 9, 2023.

Audit Committee		Primary Responsibilities:
Fiscal 2022 Meetings: 9 James D. Kirsner (Chair) Marc F. McMorris David A. Rey	•	Assists the Board in overseeing the integrity of our financial statements;
	•	Oversees the qualifications and independence of our independent auditor;
	•	Oversees performance of our internal audit function and independent auditor;
	•	Oversees our Company’s compliance with legal and regulatory requirements related to financial affairs and reporting;
	•	Appoints, retains, compensates, and replaces the independent auditor;
•

Reviews the audited financial statements with management and the independent auditor, and on an annual basis it provides an Audit Committee Report wherein it states that it recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K; and

	•	Reviews with management the Company’s cybersecurity risk exposures and the steps management has taken to monitor and minimize such risks to the Company.

Independence:
	•	Each member of the Audit Committee is independent as defined in Rule 10A-3 adopted pursuant to the Sarbanes-Oxley Act of 2002 and in the NYSE listing rules; and
	•	The Board determined that all members of the Audit Committee are “audit committee financial experts” under the SEC regulations and financially literate under NYSE listing rules.

Leadership Development and Compensation Committee		Primary Responsibilities:
Fiscal 2022 Meetings: 6 Joanna Rees (Chair) Fabiola Arredondo Braden R. Kelly Eva Manolis	•	Overall oversight responsibility for the directors’ and executive officers’ compensation plans and the compensation policies and programs of the Company;
	•	Reviews and approves the level and terms of the executive officers’ annual and long-term compensation;
	•	Evaluates the performance of the CEO and other executive officers of the Company;
	•	Administers the Company’s long-term incentive plans, as well as makes recommendations to the Board of Directors regarding the adoption of other incentive plans;
•

Makes recommendations to the Governance, Nominating and Executive Committee with respect to the form and amount of director compensation, and, jointly with the Governance, Nominating and Executive Committee, recommends changes in director compensation to the Board;

	•	Monitors compliance by directors and officers with the Company’s stock ownership guidelines;

Leadership Development and Compensation Committee		Primary Responsibilities:
•

Solicits input from independent directors and periodically reviews and reports to the Board with respect to succession planning for the Chief Executive Officer and other senior management positions; and

•

Regularly reviews and provides guidance to management with respect to the Company’s human capital management policies, programs and strategies, including but not limited to those regarding talent recruitment, development and retention, succession planning, health and safety, organizational culture, employee engagement, diversity, equity and inclusion, and compensation and benefits.

Independence:
	•	Each member of the Leadership Development and Compensation Committee is independent as required by the NYSE listing rules.

Governance, Nominating and Executive Committee		Primary Responsibilities:
Fiscal 2022 Meetings: 4 Braden R. Kelly (Chair) James D. Kirsner Joanna Rees	•

Reviews annually with the Board the composition (e.g., skills, experience, diversity, age) of the Board, the requisite skills and characteristics of new Board members, and the performance and continued tenure of incumbent Board members;

	•	Seeks individuals qualified to become Board members for recommendation to the Board;

	•	Develops and recommends to the Board the criteria for identifying and evaluating director candidates, and recommends candidates for election or reelection to the Board;

•

Leads the Board in an annual evaluation of the Board’s performance, reports annually to the Board on the results of the evaluation, and oversees the annual evaluation of the Board’s committees, and the self-evaluation of individual directors;

	•	Establishes the agenda for each Board meeting in cooperation with the CEO and appropriate senior management;

	•	Recommends to the Board the membership of the standing committees of the Board;

	•	Annually reviews and reassesses the adequacy of the Corporate Governance Guidelines and recommends any proposed changes to the Board for approval;

•

Has general oversight of the Company’s objectives, policies and efforts related to corporate responsibility matters, including sustainability, environmental, corporate citizenship, social responsibility, political and public policy matters;

•

Receives recommendations of the Leadership Development and Compensation Committee with respect to the form and amount of director compensation, and, jointly with the Leadership Development and Compensation Committee, recommends changes in director compensation to the Board;

Governance, Nominating and Executive Committee		Primary Responsibilities:

•

Takes action in accordance with Board policy with respect to investment, budget and capital and exploratory expenditure matters arising in the normal course of the Company’s business as the same may from time to time be conducted, subject to such threshold limits as are set from time to time by the Board; and

•

Takes action pertaining to selling, leasing, pledging, mortgaging or otherwise disposing of property or assets of the Company, subject to such threshold limits as are set forth from time to time by the Board.

Independence:
	•	Each member of the Governance, Nominating and Executive Committee is independent as required by the NYSE listing rules.

Environmental, Social and Governance (“ESG”) Matters

We recognize the importance of environmental, social, and governance issues. We have a long-standing commitment to the environment, the communities we call home, our employees and other stakeholders, and we are proud of our strong governance practices. Our Board and certain of its committees oversee our progress on various ESG initiatives. Additional information regarding our commitment and approach to ESG matters appears on the Corporate Responsibility page of our website at www.fico.com/en/corporate-responsibility. The information on that page is not incorporated herein and is not a part of our proxy solicitation materials.

Human Capital Resources

Our People

As of September 30, 2022, we employed 3,404 persons across 29 countries. Of these, our largest representation includes 1,247 (37%) based in the United States, 1,206 (35%) based in India and 263 (8%) based in the United Kingdom. Other than to the extent mandated by applicable law in certain foreign jurisdictions, none of our employees are covered by a collective bargaining agreement, and no work stoppages were experienced during fiscal 2022.

Our Board of Directors and executive leadership team believe that our people are vital to our success. The LDCC oversees all human capital management policies, programs and strategies, including but not limited to those regarding talent recruitment, development and retention, health and safety, organizational culture, employee engagement, diversity, equity and inclusion, and compensation and benefits. The LDCC also periodically reviews and reports to the Board with respect to succession planning for our Chief Executive Officer and other senior management positions. In addition, our Chief Human Resources Officer reports to our Board periodically on people-focused programs.

Three Core Values define our culture and serve to guide behavior and decision-making across our business: Act Like an Owner, Delight Our Customers and Earn the Respect of Others. Our selection process for new talent includes an evaluation against these values. Each new hire receives a personal welcome memo from the Chief Executive Officer reinforcing these values. In addition, we conduct recurring education sessions for both people managers and individual contributors targeting values-based behaviors. Finally, the performance of each employee is formally evaluated annually against values-based expectations captured in a behaviorally anchored “rubric.”

Employee Engagement

Unlocking the full potential of each individual by gaining their emotional commitment to help drive both personal and company success is an important priority. The resulting discretionary effort provides a powerful force for positive organizational change and ownership. We refer to this as “engagement” and, for much of the past decade, we have conducted quarterly workforce surveys to measure employee engagement and gain feedback and insights from our people about ways to improve their experience and the effectiveness of our business operations. Detailed findings from these surveys are promptly communicated to all employees, individual work teams, the executive team and our Board and the findings are leveraged to drive change and prioritize investments. We involve designated employee “ambassadors” who work with senior leaders to explore findings, identify high value actions and amplify messaging to help our people understand how survey participation can connect to positive change.

Examples of organizational changes that have been driven by the insights from these surveys include investments in expanded workforce capacity, targeted recruiting of under-represented groups, broadened and more frequent company-wide communications, expanded employee stock ownership, expanded benefit programs including paid parental leave and well-being programs, enhanced incentive plan funding and expanded investments in professional development and culture-based initiatives to promote inclusiveness and belonging. Because of this ongoing dialogue and related actions, our e-Sat score (“How happy are you working at FICO”) has exceeded, and all 22 engagement driver scores were at or above, our external benchmark scores, with our Communication score (“I feel well-informed about what’s going on at FICO”), our Work/Life Balance score (“I am able to successfully balance my work and personal life.”), and our Action Taking score (“I believe meaningful action will be taken as a result of this survey.”) leading by the widest margins. One of our engagement drivers specifically addresses attrition risk: “I rarely think about looking for a job at a different company.” We closely monitor this “retention” driver to gain insights and take steps to help mitigate unplanned attrition risk. As a result, our rate of voluntary attrition has historically remained below industry average.

Awards and Recognition

Engaging our people, acting on their insights and investing in organizational culture remain ongoing priorities, and it is encouraging to receive external recognition for these efforts. During fiscal 2022, we received several accolades including: (1) being named by Forbes as America’s #2 Best Mid-Sized Employer (after having been recognized by Forbes as America’s #1 Best Mid-Sized Employer in 2021); (2) being named by Forbes for the second consecutive year as one of America’s Best Employers for Women; (3) being recognized for the corporate social responsibility (“CSR”) Champion in Gender (Women) Initiatives Award by India’s Bangalore Chambers of Industry and Commerce; and (4) achieving certification from the Great Place to Work Institute for our operations in Brazil for the fourth consecutive year.

Diversity, Equity and Inclusion

FICO is committed to building and reinforcing a culture where individual differences and perspectives are valued. We believe that diverse teams can better relate to and deliver against the many and varied needs of our clients. We also believe that promoting a culture where individual differences are both welcomed and valued allows us to attract the best talent while allowing people to reach their full potential.

FICO believes in the business value of workforce diversity. Innovation is critical for any technology company – and we believe that it is fueled by the creative thinking that happens when people with different perspectives and backgrounds come together. We believe that diverse teams can better relate to and deliver against the many and varied needs of our clients. We also believe that promoting a culture where individual differences are truly valued allows us to attract the very best talent while encouraging our people to reach their full potential.

Foundationally, we have adopted a “Commitment to Inclusion and Belonging Policy” which provides that all employment-related decisions be made in compliance with established equal opportunity statutes. Accordingly, all decisions to employ, transfer, promote, train, compensate or otherwise provide access to benefit programs are to be made in accordance with these statutes. In addition, in the United States we have established an Affirmative Action Program and underlying plans for office locations with 50 or more employees to formally measure, report on and identify needed actions to close any gaps involving the utilization and advancement of women, minorities, disabled persons and veterans.

As one strategy to accelerate progress in expanding workforce diversity, we engage in targeted campus recruiting efforts. In the United States, we maintained and expanded our partnership with the Management Lead-

ership for Tomorrow (MLT.org) organization, which helped us connect with Black, Latinx and Native American college students for summer internships followed by offers of full-time employment upon graduation.

To help ensure understanding of our Commitment to Inclusion and Belonging Policy, as well as our Policy Against Harassment, all new hires are provided a copy of these policies during their onboarding process. In addition, we reinforce the importance of these policies during annual policy reminder communications. To equip our people with appropriate knowledge and outline their responsibilities in these areas, we mandate a minimum of two hours of formal training, including competency testing, for all people managers every two years, with new people managers receiving this training within six months of appointment. All colleagues, including individual contributors, are also required to attend an abbreviated version of this training program every two years. Finally, we deliver a range of other “dialogue sessions” throughout the year, attended by a large percentage of our workforce, designed to build understanding of various forms of unconscious bias and strategies to overcome them. Our newest course in this regard fosters an understanding of neurodiversity and related workplace accommodation strategies.

Additional information on our diversity programs and efforts are available on the Corporate Responsibility page of our website at www.fico.com/en/corporate-responsibility. Information contained on our website is not deemed part of or incorporated by reference into this proxy statement.

Talent Recruitment

We leverage our organizational culture as a competitive advantage in our efforts to attract talent from the broadest possible pool. This includes marketing our Core Values, opportunities for professional development, competitive compensation and benefit programs and strong focus on work/life balance and flexible work locations including home-based work. In addition, our job descriptions and public job postings have been written to reflect inclusive language.

We deploy structured selection practices to ensure strong alignment between candidate qualifications and knowledge and skills needed for success in each role, while avoiding unconscious biases through hiring manager education and use of decision tools.

Professional Development

To support professional development, we offer a structured onboarding program with training specific to a variety of identified career paths to help new employees become rapidly engaged and productive. We have invested in building the FICO “Integrated Learning Organization (ILO),” which is led by our Chief Learning Officer. The ILO develops customized learning content for colleagues, clients and partners around the world. We deliver high quality, targeted new hire onboarding, technology and product skill training, compliance and management and leadership education through this “FICO Learning” platform. This allows our employees to obtain the knowledge and skills to effectively perform in their current roles, while also preparing them for new opportunities. We also offer financial support for degreed or certificated programs through a tuition reimbursement program.

Some of our employee development programs are mandatory. These include training targeting our Commitment to Inclusion and Belonging Policy, as well as our Policy Against Harassment. Beyond these broad courses, a strength of our approach is that it can be highly customized by role and individual to target specific knowledge or skill priorities. On average, FICO employees engage in 20-40 hours of formal training per year inclusive of structured courses and self-paced exploratory learning. Management insights, coupled with quarterly employee engagement surveys and learning program feedback surveys ensure that the learning content delivered by our ILO remains highly relevant and effective.

Compensation and Benefit Programs

We regularly participate in market-based compensation surveys, seek the advice of outside experts and leverage new hire and unplanned attrition trend data to ensure that our base pay and incentive structures are com-

petitive. We create a strong sense of shared purpose by having our CEO and each member of our executive leadership team participate in the same annual cash incentive bonus plan, as all non-sales employees across our organization.

We conduct structured talent management and rewards program reviews twice each year that are designed to closely link rewards to individual performance outcomes and to ensure fairness in promotion and pay decisions. We have invested in building behaviorally anchored “performance rubrics” for all major role types across our organization to bring greater objectivity to the performance assessment process.

Over the course of the past decade, we’ve steadily and significantly expanded participation in our annual performance-based equity program from 7% to over 30% of our workforce. In addition, three years ago, we adopted an Employee Stock Purchase Plan for eligible employees designed to promote even broader equity participation.

We offer competitive health and welfare benefit plans with significant company subsidies to offset premiums, retirement plans with a competitive company match to encourage participation and flexible paid-time-off programs including vacation, sick time and disability time. We have paid Maternity and Parental Leave benefits totaling up to 12 weeks, and we have adopted a Well-Being Program designed to provide broad-based physical and mental health education and personal health coaching, as well as quarterly cash Wellness Awards designed to help employees fund wellness-related purchases which they find most valuable.

Health and Safety

We are committed to providing a safe and healthy workplace, and our professional work environments reflect that commitment with state-of-the-art computing equipment, sit-stand desk options, ergonomic chairs and well-appointed breakrooms. We continuously strive to meet or exceed compliance with all laws, regulations and accepted practices pertaining to workplace safety. All employees and contractors are required to comply with established safety policies, standards and procedures. Our benefits and facilities teams regularly conduct ergonomic evaluations and take all reasonable steps to accommodate the unique needs of individuals. In addition, we conduct periodic training designed to promote a safe and healthy work environment – including both office and home-based work settings. Our Remote and Hybrid Work Policies allow our people to flexibly work from home and office environments, and we have provided our people with workstation and other equipment at both home and work. During the pandemic, we provided all employees with a financial stipend to assist them with further customizing their home office arrangement to best meet their needs. Beyond workplace safety, all employees made aware of and bound by our Code of Business Conduct and Ethics policy which sets forth clear expectations on a number of dimensions, including health and safety commitments.

FICO prohibits all workplace violence and threatening behavior by employees. Behaviors can include physical violence, as well as oral or written statements, gestures or expressions that communicate a direct or indirect threat of physical harm. We are committed to providing a work environment free of unlawful harassment. Our policy prohibits all unlawful harassment including sexual harassment and harassment based on pregnancy, childbirth or related medical conditions, race, religious creed, color, national origin or ancestry, physical or mental disability, medical condition, veteran status, marital status, age, gender, sexual orientation or any other basis protected by federal, state, or local law or ordinance or regulation.

As the COVID-19 pandemic persists, our focus remains on promoting employee health and safety, serving our customers and ensuring business continuity. We have implemented a post-pandemic “Remote Work Policy” permitting our people in countries other than India to elect to work primarily from home on an ongoing basis with the vast majority electing to do so. For our offices in India, we have adopted a “hybrid” approach under which employees may elect to work from home up to two days per week and have flexibility to adjust office attendance hours to best manage commuting challenges. We have also substantially reduced employee travel to only essential business needs in favor of ongoing video-based meetings.

Finally, all employees and contingent workers are required to pass a comprehensive pre-employment background check addressing criminal convictions and verification of employment eligibility, identity, and educational and work history credentials.

DIRECTOR COMPENSATION PROGRAMS

Non-Employee Director Compensation

The following compensation components are paid to our non-employee directors:

•	Annual retainer fees;

•	An equity grant upon initial election to the Board; and

•	Annual equity grants.

Our Compensation Program for Non-Employee Directors, initially adopted on December 8, 2016 and amended on March 1, 2022 (the “Program”), for fiscal 2022 was as described below.

Under the Program, each non-employee director was entitled to receive annual retainer fees in the amounts set forth below and was paid in cash quarterly in arrears during their annual term commencing upon their election or re-election at each Annual Meeting of Stockholders. Such amounts are pro-rated for appointments made to the Board of Directors, Chair of a standing Board committee or Chairman of the Board between Annual Meetings.

Base annual retainer fee payable to all non-employee directors	$60,000
Additional annual retainer fee payable to Chairs of the Board’s Audit Committee, Leadership Development and Compensation Committee and Governance, Nominating and Executive Committee	$25,000
Additional annual retainer fee payable to Independent Chairman of the Board	$100,000
Additional annual retainer fee payable to non-Chair members of the Audit Committee, Leadership Development and Compensation Committee and Governance, Nominating and Executive Committee	$15,000

The stock price used for purposes of all calculations made under the Program equaled the average closing price of a share of the Company’s stock for the trading days within the 30-calendar-day period that ended on the eleventh calendar day before the date of grant.

Each non-employee director had the right, prior to the Annual Meeting, to elect to receive some or all of these annual retainer fees in the form of fully vested nonqualified stock options instead of cash. A director who elected to receive some or all of these annual retainer fees in the form of a stock option received an option to purchase a number of shares equal to the amount of the retainer or portion of the retainer being converted divided by the Black-Scholes value of an option.

Upon initial election to the Board, each non-employee director was entitled to receive a number of nonqualified stock options subject to three-year ratable vesting equal to $460,000 divided by the Black-Scholes value of a nonqualified stock option. The director was able to elect to convert either 50% or 100% of these stock options to RSUs subject to three-year ratable vesting. The number of RSUs was determined by dividing the aggregate Black-Scholes value of the nonqualified stock options being exchanged by the value of an RSU.

Annual equity grants made to non-employee directors who were re-elected at the 2022 Annual Meeting of Stockholders after serving on the Board at least since the previous Annual Meeting were in the form of stock options subject to one-year cliff vesting equal to $230,000 divided by the Black-Scholes value of a nonqualified stock option, and each committee chair received an additional annual grant in the form of stock options subject to one-year cliff vesting equal to $30,000 divided by the Black-Scholes value of a nonqualified stock option. Each director was able to elect to convert either 50% or 100% of these stock options to RSUs subject to one-year cliff vesting. The number of RSUs was determined by dividing the aggregate Black-Scholes value of the nonqualified stock options being exchanged by the value of an RSU. Equity awards granted upon an Annual Meeting that are subject to vesting will vest upon the dates of successive Annual Meetings.

Our Program is expected to remain unchanged for fiscal 2023.

Director Stock Ownership Guidelines

Our policy requires non-employee directors to hold seven times the base annual retainer fee in share value to be owned within five years of initial election or appointment. All of the directors currently meet the stock ownership guidelines or are making acceptable progress to their applicable level.

Director and Officer Liability Insurance Policies

Directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as directors. We have entered into indemnification agreements with all of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as directors.

DIRECTOR COMPENSATION FOR FISCAL 2022

The table below summarizes the compensation paid by the Company to each non-employee director for the fiscal year ended September 30, 2022.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(9)(10)	Option Awards ($)(9)(11)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Fabiola Arredondo	75,000	(2)	225,844	—	—	—	—	300,844

Braden R. Kelly	200,000	(3)	255,322	—	—	—	—	455,322

James D. Kirsner	92,500	(4)	255,322	—	—	—	—	347,822

Eva Manolis	37,500	(5)	—	224,316	—	—	—	261,816

Marc F. McMorris	75,000	(6)	—	224,316	—	—	—	299,316

Joanna Rees	100,000	(7)	—	253,608	—	—	—	353,608

David A. Rey	75,000	(8)	113,159	112,158	—	—	—	300,317

(1)

All fees under this column represent fees paid to the directors under the Program described above. The Program anticipates fees commencing with the directors’ election year (February/March to February/March), whereas the compensation reported in this table is that paid during our fiscal year (October through September). Fees that are paid in cash are paid quarterly in arrears. Fees that, at the election of the director, are paid in stock options are paid in one annual grant upon the director’s election to the Board. As a result, when a director’s election with respect to receiving fees in cash or stock options changes from one year to the next, the director’s compensation disclosed in this column differs from the annual fees described under “Non-Employee Director Compensation” above. Messrs. Kirsner and McMorris, and Ms. Manolis, made election changes during fiscal 2022.

(2)

Represents the $75,000 annual board and committee retainers which would have been paid in cash in quarterly installments following her re-election that were forgone by Ms. Arredondo to instead receive 482 stock options in one grant upon her re-election. The amount recognized for financial statement reporting purposes in fiscal 2022 with respect to such options, which was $73,153, is excluded from the “Option Awards” column.

(3)

Represents the $200,000 annual board, committee, independent chairman of the board and committee chair retainers which would have been paid in cash in quarterly installments following his re-election that were forgone by Mr. Kelly to instead receive 1,285 stock options in one grant upon his re-election. The amount recognized for financial statement reporting purposes in fiscal 2022 with respect to such options, which was $195,024, is excluded from the “Option Awards” column.

(4)	Represents $92,500 of the annual board, committee chair and committee retainers paid to Mr. Kirsner in cash in fiscal 2022.

(5)	Represents $37,500 of the annual board and committee retainers paid to Ms. Manolis in cash in the third and fourth quarters of fiscal 2022.

(6)

Represents the $75,000 annual board and committee retainers which would have been paid in cash in quarterly installments following his re-election that were forgone by Mr. McMorris to instead receive 482 stock options in one grant upon his re-election. The amount recognized for financial statement reporting purposes in fiscal 2022 with respect to such options, which was $73,153, is excluded from the “Option Awards” column.

(7)

Represents $100,000 in annual board, committee chair and committee retainers which would have been paid in cash in quarterly installments following her re-election that were foregone by Ms. Rees to instead receive 643 stock options in one grant upon her re-election. The amount recognized for financial statement reporting purposes in fiscal 2022 with respect to such options, which was $97,588, is excluded from the “Option Awards” column.

(8)

Includes (i) $60,000 in annual board and committee retainers paid quarterly to Mr. Rey in cash during fiscal 2022, and (ii) $15,000 in annual board and committee retainers which would have been paid in cash in quarterly installments following his re-election that were forgone by Mr. Rey to instead receive 97 stock options in one grant upon his re-election. The amount recognized for financial statement reporting purposes in fiscal 2022 with respect to such options, which was $14,722, is excluded from the “Option Awards” column.

(9)

The amounts in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. For information on the assumptions used to calculate the value of the awards, refer to Note 15 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as filed with the SEC.

(10)

As of September 30, 2022, the RSU awards outstanding for each director are as follows: Ms. Arredondo —844; Mr. Kelly — 537; Mr. Kirsner — 537; Ms. Manolis — 0; Mr. McMorris — 0; Ms. Rees — 0; and Mr. Rey — 238.

(11)

As of September 30, 2022, the option awards outstanding for each director are as follows: Ms. Arredondo — 3,101; Mr. Kelly — 26,632; Mr. Kirsner — 715; Ms. Manolis — 14,259; Mr. McMorris — 14,170; Ms. Rees — 26,178; and Mr. Rey — 16,803.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Company Performance in Fiscal 2022

We are a leading applied analytics company. We were founded in 1956 on the premise that data, used intelligently, can improve business decisions. Today, FICO’s software and the widely used FICO® Score operationalize analytics, enabling thousands of businesses in nearly 120 countries to uncover new opportunities, make timely decisions that matter, and execute them at scale. Most leading banks and credit card issuers rely on our solutions, as do insurers, retailers, telecommunications providers, automotive lenders, consumer reporting agencies, public agencies, and organizations in other industries. We also serve consumers through online services that enable people to access and understand their FICO Scores, the standard measure in the U.S. of consumer credit risk, empowering them to increase financial literacy and manage their financial health.

During fiscal 2022, we again delivered record revenues and free cash flow as we continued to focus our strategy and pursue our long-term growth initiatives. We utilized our cash to enhance stockholder value through continued investments in FICO Platform initiatives and our stock repurchase program.

Our software revenues were $671 million, up 1% from the previous year on a GAAP basis, while our business divestitures in the prior year had an 8% negative impact on software revenues for fiscal 2022. Our total Software ARR (Annual Recurring Revenue) was up 9% year-over-year, and the ARR for FICO Platform grew 52%. Our ACV (Annual Contract Value) bookings were up 37% over last year. In each case, these growth percentages exclude our 2021 divestitures. We continue to see significant growth potential for FICO Platform. Customers expanded their total usage, and we increased platform sales to other customers.

For our Scores segment, sales of our industry-leading FICO® Scores continued year-over-year growth in both the U.S business-to-business and business-to-consumer markets. We believe this was a strong result considering the rapid and dramatic rise of interest rates and their impact on the mortgage market, which led to a decrease in mortgage originations volume. Over the past several years, we have launched numerous new FICO® Score-based products, as our Scores team continues to bring new innovations to markets worldwide. In fiscal 2022, we launched updates of the FICO Scores product in Canada, Mexico, and South Africa.

Sales generated from our myFICO.com platform grew in fiscal 2022 as consumers looked to FICO to monitor and improve their personal financial health. We continue to grow our partnership with Experian, a leading global information services provider. This partnership provides consumers the FICO® Score that lenders most commonly use in evaluating credit when determining applicant eligibility for new credit cards, car loans, mortgages or other lines of credit and can be accessed through Experian.com.

We continue to enhance stockholder value by returning cash to our stockholders through our stock repurchase program. During fiscal 2022, we repurchased nearly 2.7 million shares at an average price of $409 per share, for a total of $1.1 billion. Our Board of Directors approved a new $500 million stock repurchase program in October 2022.

Fiscal 2022 was also a good year from the perspective of our stockholders, with continued strong returns illustrated by the chart below for the past three fiscal years.

FICO vs. Russell 3000 3-Year Indexed Total Stockholder Return

(10/1/19 through 10/1/22)

Overview of Fiscal 2022 Executive Compensation Program

As administered by our Leadership Development and Compensation Committee (the “LDCC”), our executive compensation program seeks to closely link the financial interests of our executive officers with those of our stockholders. The LDCC uses the following guidelines in our executive compensation program to help achieve this overarching goal.

Emphasis on Pay for Performance

•  Base salaries are adjusted infrequently and, accordingly, the base salaries for our executive officers remained flat in fiscal 2022, other than an increase for one executive officer to recognize strong contributions and to bring her salary into parity with peer executives;

• Variable short-term cash incentive compensation plan funding is based upon Company performance, with individual awards linked closely to individual performance; and

•  Emphasis on long-term incentive compensation opportunities to align our executive officers’ interests with those of our stockholders, with two-thirds of their target long-term incentive compensation value weighted towards performance-based equity vehicles, the value of which depends on meeting the Company’s financial performance targets and our stock price performance.

Quality Pay Practices and Policies	• Only “double-trigger” accelerated vesting or payment for equity awards upon a change in control of the Company;

• Executive stock ownership guidelines that require ownership and further align our executive officers’ interests with those of our stockholders;

• Prohibition on hedging of Company common stock;

• A compensation recovery, or “clawback,” policy pertaining to both cash and equity incentive-based compensation;

• Mandatory minimum vesting period of one year for equity awards;

• Annual compensation peer group review with appropriate updates to ensure valid comparisons;

• No tax “gross-ups” allowed except with respect to relocation benefits and required spousal travel; and

• Independent compensation consultant engaged by the LDCC that does not provide any other services to the Company.

In making compensation decisions at the outset of fiscal 2022 and throughout the year, the LDCC continued to reinforce the link between Company performance and executive compensation.

The target level of short-term cash incentive awards for each executive officer, expressed as a percentage of annual base salary, remained unchanged in fiscal 2022. At the beginning of the fiscal year, our Board of Directors approved an Adjusted Revenue target of $1,350.0 million and an Adjusted EBITDA target of $590.5 million. These performance measures were selected by the LDCC to determine funding of the fiscal 2022 cash incentive pools and to drive sustainable top-line and bottom-line growth, balancing both short-term and longer-term considerations. These target goals were higher than the target goals used in the fiscal 2021 short-term cash incentive plan. Our fiscal 2022 results of $1,377.3 million in Adjusted Revenue (which for fiscal 2022 was the same as GAAP Revenue) and $668.3 million in Adjusted EBITDA exceeded target, resulting in funding under both the Broad-Based and Management Incentive Plans at 123.8% of target. Our Adjusted Revenue and Adjusted EBITDA measures are discussed further on pages 37 and 38 of this proxy statement, and Adjusted EBITDA is reconciled to net income in Appendix A to this proxy statement.

In selecting these two financial performance measures, both of which are used to determine short-term cash incentive funding and Performance Share Unit (“PSU”) earnings, the LDCC took into account the fact that the Company continues to pursue a strategic shift in the focus of its software segment toward a cloud-based platform while preserving the value of legacy solutions. As a result, it is making significant investments in technology infrastructure and solution innovation which tend to sacrifice short-term performance on certain other measures (e.g., earnings per share) in favor of enabling longer-term stockholder value creation. The LDCC believes that these performance measures best balance the delivery of steady growth against the investments the Company is making.

Importantly, using a one-year performance period for short-term cash incentive plan funding and the determination of the number of PSUs earned (which are then subject to multi-year time-based vesting) allows the LDCC to reward performance for a time period over which the Company has reasonable visibility. Setting goals over a longer term is particularly difficult because of complexities linked to the strategic shift in focus for our software segment and relatively long sales cycle time. To address the importance of longer-term performance measures, we have established a relative total stockholder return metric in our Market Share Unit (“MSU”) vehicle over one-, two-, and three-year performance periods, as described in more detail below.

To align our executive officers’ interests with the creation of stockholder value, long-term equity incentive compensation represents a large majority of their target total direct compensation opportunity, and we have continued to maintain a diverse mix of equity award types which favor those that are performance-based instead of simply time-based. This mix of long-term equity incentive vehicles helps ensure that our executive compensation program operates effectively across a wide variety of business scenarios.

Long-term equity incentive awards to our executive officers in fiscal 2022 were granted in December 2021 as part of the Company’s annual year-end performance review and rewards planning process. Two-thirds of the annual long-term equity incentive awards were performance-based, with only one-third time-based. Specifically, the LDCC granted one-third of the target annual long-term equity incentive award value to our executive officers in the form of PSUs, which were designed to reward the achievement of pre-established annual Adjusted Revenue and Adjusted EBITDA goals. Based on our actual performance with respect to these measures, 195.3% of the target PSUs granted in fiscal 2022 were earned. The LDCC granted another one-third of the target annual long-term equity incentive award value in the form of MSUs. MSUs are earned based on our total stockholder return relative to the Russell 3000 Index over performance periods of one, two, and three years. Based on our one-year total stockholder return from December 1, 2021 to November 30, 2022, 200% of the target awards for the first performance period of the fiscal 2022 MSUs were earned. Based on our two-year total stockholder return from December 1, 2020 to November 30, 2022, 106% of the target awards for the second performance period of the fiscal 2021 MSUs were earned. Based on our three-year stockholder return from December 1, 2019 to November 30, 2022, 178% of the target awards for the third performance period of the fiscal 2020 MSUs were earned. Third period earned MSUs delivered to participants are less units earned in the first and second periods.

Our strong linkage of pay and performance is illustrated in the chart below showing aggregate target and realized compensation for our six named executive officers. The dollar amounts shown for the target total direct compensation figures reflect the grant date fair value of equity awards. The dollar amounts shown for the realized total direct compensation figures reflect fiscal 2022 realized PSUs at 195.3% of targeted earnings and fiscal 2022 MSUs at 200% of the target awards for the first performance period with earnings for the second and third performance periods reflected at target. As discussed below, named executive officer Claus Moldt was not eligible for, nor did he receive, a short-term cash incentive payment in fiscal 2022.

Target v. Realized Compensation for Named Executive Officers in Fiscal 2022

Preview of Fiscal 2023 Compensation Program

The LDCC’s decisions made at the outset of fiscal 2023 reflect a continuation of the philosophy employed during fiscal 2022 with close alignment between earnings opportunity and company performance. Specifically, our emphasis on long-term equity incentive awards continues and the long-term incentive program continues to reflect a strong emphasis on performance-based vehicles. As described more fully below, and as was the case in fiscal 2022, two-thirds of the value of annual equity awards made to our executive officers in fiscal 2023 involved performance-based vehicles. For fiscal 2023, the LDCC retained Adjusted Revenue and Adjusted EBITDA as the two financial performance measures used to determine short-term cash incentive plan funding and PSU earnings, equally weighted at 50% each. With PSUs representing one-third of long-term equity incentive award value, the LDCC also continued to place one-third of long-term equity incentive award value on MSUs which are earned over one-, two-, and three-year performance periods based on relative total stockholder return versus the Russell 3000 Index.

Named Executive Officers

Our named executive officers for fiscal 2022 consist of the following persons:

•	William Lansing, our Chief Executive Officer (our “CEO”);

•	Michael McLaughlin, our Executive Vice President and Chief Financial Officer;

•	Stephanie Covert, our Executive Vice President, Software;

•	Mark Scadina, our Executive Vice President, General Counsel and Corporate Secretary;

•	James Wehmann, our Executive Vice President, Scores; and

•	Claus Moldt, who served as our Executive Vice President and Chief Technology Officer through January 5, 2022, and as our Vice President, Technology through December 31, 2022.

As previously announced, effective January 13, 2023, Mr. McLaughlin resigned from the Company for a new professional opportunity, and Steven P. Weber, who was our Vice President of Investor Relations, Tax and Treasury, was appointed to serve as our Vice President, Interim Chief Financial Officer, until a permanent successor is appointed. The information and discussions in this proxy statement reflect the compensation and arrangements for Mr. McLaughlin as our Executive Vice President, Chief Financial Officer, the position he held in fiscal 2022 and through January 13, 2023.

Compensation Arrangements Relating to Fiscal 2022 Management Changes

In connection with Mr. Moldt’s transition to his role as Vice President, Technology, a non-executive officer position, the Company and Mr. Moldt entered into a new Letter Agreement (the “Moldt Letter Agreement”) with a term of January 6, 2022 through December 31, 2022, which replaced his previous letter agreement with us. Pursuant to the Moldt Letter Agreement, Mr. Moldt’s annual base salary remained unchanged from his previous compensation, but he did not participate in our Management Incentive Plan for fiscal year 2022. Because Mr. Moldt remained employed by us through December 10, 2022, the equity awards previously granted to Mr. Moldt, and scheduled to vest on or prior to such date, vested in accordance with their terms. However, Mr. Moldt’s employment with us through December 10, 2022 did not entitle him to any severance payments upon his termination of employment on December 31, 2022, but he is entitled to continuation of certain benefits pursuant to COBRA for 12 months, subject to his participation in a required Release Agreement.

Determination of Compensation

LDCC Process

Members of executive management participate in the LDCC’s meetings at the LDCC’s request. Management’s role is to contribute input and analysis, which the LDCC considers in making its decisions. The LDCC is not bound by management’s recommendations, but the LDCC relies on the insights of our CEO and Chief Human Resources Officer in determining compensation for our executive officers, other than our CEO. The LDCC also consults with its external compensation consultant during its review of executive officer compensation. Prior to making decisions on executive compensation, the LDCC refers to comprehensive statements and reports prepared by its compensation consultant and management that reflect the amount and elements of each executive officer’s target total direct compensation opportunity relative to competitive market practices.

The LDCC conducts an annual performance review of our CEO in connection with the determination of his compensation. As part of this process, one or more LDCC members and/or the Chairman of our Board of Directors meet with each senior executive to discuss our CEO’s performance using a structured interview approach. In addition, each Board member completes a written evaluation of our CEO and submits it to the LDCC. Based on these interviews and written evaluations, as well as on its own determinations regarding our CEO’s performance, the LDCC prepares a final performance review for our CEO. The LDCC then submits a recommendation for our CEO’s compensation to our Board of Directors for discussion. Following such discussion, the LDCC finalizes its determination of our CEO’s compensation and informs our CEO of such determination, together with the final performance review.

Compensation Peer Group

In connection with our fiscal 2022 executive compensation program, the LDCC reviewed summary reports prepared by its compensation consultant and by management reflecting current and proposed base salary, short-term cash incentive and equity award levels for our executive officers. Each element was analyzed relative to the Company’s compensation peer group. The peer group consisted of 20 companies that were selected as being similar in size to the Company and operating in the application software, data processing and outsourced services, research and consulting services, and financial exchanges and data sub-industries within the Global Industry Classification Standard taxonomy.

The 20 peer companies that were included in the analysis referenced by the LDCC when it set compensation for fiscal 2022 were as follows:

ACI Worldwide	Jack Henry & Associates
ANSYS	Manhattan Associates
Aspen Technology	MSCI
Black Knight	Nuance Communications
Broadridge Financial Solutions	Palantir Technologies
Cadence Design Systems	Pegasystems
CoreLogic	PTC
Equifax	Splunk
FactSet Research Systems	TransUnion
Guidewire Software	Verisk Analytics

The composition of the compensation peer group is reviewed annually at a minimum, with adjustments made that the LDCC, with the assistance of its compensation consultant, believes are appropriate to maintain comparability within the employment marketplace and to reflect any mergers or acquisitions or significant size changes among the subject companies.

Specific information with respect to the Company’s relative position follows, using values available at the time the compensation levels were being determined in November 2021:

	Revenue ($ in millions)	Market Capitalization ($ in millions)	Operating Income ($ in millions)	Net Income ($ in millions)
75th percentile of peer group	$2,531	$31,924	$688	$482
50th percentile of peer group	$1,715	$16,111	$363	$316
25th percentile of peer group	$1,319	$10,733	$154	$ 70
Company	$1,356	$12,587	$418	$365
Percentile rank	30%	36%	59%	61%

The LDCC considered the peer group information in addition to company and individual performance when setting the compensation levels for our executive officers for fiscal 2022. The LDCC does not benchmark total compensation or individual elements of compensation to particular percentiles but aims to create competitive pay packages that reflect the Company’s performance and that are generally intended to deliver above market median compensation if long-term equity incentive awards pay out at or above target based on challenging required levels of performance.

Use of Compensation Consultant

The LDCC retains an external compensation consultant to assist it in analyzing our executive compensation program and assessing market levels of compensation. For fiscal 2022, the LDCC engaged Compensia, Inc. to provide competitive practice and market compensation data, advice regarding the design of compensation programs for our executive officers and non-employee directors, input regarding specific compensation actions for our executive officers, analysis of the composition of our compensation peer group, and analysis concerning the structure of and any necessary amendments to our 2021 Long-Term Incentive Plan (“2021 LTIP”).

Compensation Consultant Conflict of Interest Analysis

The LDCC has considered the relationships that the compensation consultant it engaged in fiscal 2022 has had with the Company, the members of the LDCC and the Company’s executive officers, as well as the policies that the consultant has in place to maintain its independence and objectivity and has determined that no conflicts of interest arose from the work performed by such consultant.

Stockholder Advisory Vote on Named Executive Officer Compensation

At our last Annual Meeting of Stockholders held on March 1, 2022, we asked our stockholders to approve, by advisory vote, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in our proxy statement for that Annual Meeting. The proposal was approved by our stockholders with approximately 90.4% of the votes cast being “for” approval (or 90.2%, including abstentions). The LDCC continues to evaluate and adjust the Company’s compensation policies and practices as it deems appropriate to advance the best interests of the Company and its stockholders, and the Company engages in periodic discussions with certain of our largest stockholders to obtain feedback on our compensation policies and practices. In light of the high approval rate of our executive compensation program, policies, and practices by our stockholders at our last Annual Meeting, the LDCC largely maintained the existing compensation program, policies, and practices during fiscal 2022.

Elements of Compensation

The fiscal 2022 executive compensation program consisted of three principal elements: (1) base salary; (2) short-term cash incentives; and (3) long-term equity incentives in the form of PSUs, MSUs, and RSUs.

Compensation Element	Purpose and Philosophy
Base Salary	• Base salary provides our executive officers with financial stability and predictable cash flow.

•  Individual base salaries are determined by evaluating the executive officer’s role within the Company, experience, performance, and potential for development, as well as the base salaries of comparable roles within the peer group companies and the broader marketplace.

Short-Term Cash Incentives	• Our short-term cash incentive plan rewards the achievement of annual Company and individual performance goals.
• Target cash incentive payment amounts are expressed as a percentage of base salary determined with reference to the peer group companies and the broader marketplace.
• Participants may earn between zero and 250% of their target cash incentive award opportunities, depending both upon Company and individual performance.
Long-Term Equity Incentives

•  Long-term equity incentive awards directly link a significant portion of each executive officer’s target total direct compensation to the market value of our common stock, while promoting retention through multi-year vesting and performance periods.

•  PSUs are earned based upon the extent to which annual Company financial performance targets are achieved with as few as zero and as many as 200% of the target PSUs eligible to be earned. Earned units are then subject to multi-year time-based vesting, promoting continued linkage to the market price of our common stock while also promoting retention.

•  MSUs are earned based on our relative total stockholder return measured over one-year, two-year, and three-year performance periods with as few as zero and as many as 200% of the target MSUs eligible to be earned.

•  RSUs represent a more stable equity-based compensation vehicle, ensuring linkage to the stock price performance of our common stock while promoting retention over a multi-year time-based vesting period.

Base Salary in Fiscal 2022

Other than Ms. Covert, none of our named executive officers received an increase in base salary as part of the Company’s annual year-end performance review and compensation process in November 2021. This conservative approach reflects the LDCC’s continued commitment to incentive compensation elements directly linked to the achievement of our target financial goals and the creation of stockholder value. The LDCC determined to increase Ms. Covert’s base salary for fiscal 2022 to recognize her strong contributions and to bring her base salary into parity with peer executives.

Named Executive Officer	Fiscal 2022 Base Salary	Fiscal 2021 Base Salary
William Lansing	$750,000	$750,000
Michael McLaughlin	$400,000	$400,000
Stephanie Covert	$500,000	$400,000
Mark Scadina	$400,000	$400,000
James Wehmann	$500,000	$500,000
Claus Moldt	$500,000	$500,000

Short-Term Cash Incentives in Fiscal 2022

We offer a short-term incentive opportunity in the form of cash incentive awards to our executive officers. For fiscal 2022, these incentive awards were paid from a single, centralized pool that supported short-term cash incentive payments to our executive officers and vice president-level leaders under our Management Incentive Plan (“MIP”) and to other eligible employees under our Broad-Based Incentive Plan (“BBIP”).

In fiscal 2022, the LDCC determined our named executive officers’ cash incentive payments using the framework set forth below (which was the same for our named executive officers and for all other participants in the MIP and BBIP):

Company Performance Factor	=

A value ranging from 0 to 125% reflecting the extent to which the Company Adjusted Revenue and Adjusted EBITDA targets were achieved. The Company Performance Factor for fiscal year 2022 was equal to 123.8% of targeted funding approved by the LDCC at the beginning of the fiscal year.

Participant Performance Factor	=	A value ranging from 0 to 200%, reflecting the extent to which individual participant performance goals were achieved.

Participant Target %	=	The percentage of each participant’s annual base salary that represents his or her target cash incentive award payment opportunity.

As an illustrative example, a participant with an annual base salary of $500,000, a Participant Target % of 50% of base salary, and a Participant Performance Factor of 100% would have earned $309,500 for fiscal 2022 based on our Company Performance Factor of 123.8% (compared to a target payment of $250,000).

The LDCC establishes the size of the cash incentive pool by multiplying the aggregate amount of plan participants’ target-level awards by the Company Performance Factor, reflecting the extent to which Adjusted Revenue and Adjusted EBITDA targets were achieved. “Adjusted Revenue” means the Company’s GAAP Revenue as adjusted for any impact on revenues related to acquisitions, divestitures or other events deemed by the LDCC to have been out of management’s control or that may not be indicative of recurring business results and occurring in the measurement year. For fiscal 2022, the LDCC determined that no adjustments to the Company’s GAAP

Revenue were warranted, and therefore Adjusted Revenue was the same as GAAP Revenue. “Adjusted EBITDA” is a non-GAAP financial measure and is defined as GAAP net income, adjusted for: interest expense, net; provision for income taxes; other expense (income), net; amortization of intangible assets; depreciation; stock-based compensation expense; and restructuring and impairment charges, as further adjusted for any impact on revenues related to acquisitions, divestitures or other events deemed by the LDCC to have been out of management’s control or that may not be indicative of recurring business results and occurring in the measurement year. See Appendix A to this proxy statement for a reconciliation of Adjusted EBITDA to GAAP net income, the most directly comparable GAAP financial measure. The threshold, target, and maximum performance levels for each performance measure, along with the related Company Performance Factor, for fiscal 2022 were as follows:

Financial Metric (Weighting)	Threshold Funding Level		Target Funding Level		Maximum Funding Level	Actual Performance
Adjusted Revenue (50%)	$1,271.1 million	$1,313.0 million	$1,350.0 million	$1,363.9 million	$1,380.4 million	$1,377.3 million
Adjusted EBITDA (50%)	$553.5 million	$579.5 million	$590.5 million	$594.5 million	$601.5 million	$668.3 million
Company Performance Factor	25%	50%	100%	112.5%	125%	123.8%

In accordance with this calculation, a Company Performance Factor of 123.8% was applied to the cash incentive pool and uniformly affected payments made to all participants in the MIP and BBIP. This fiscal 2022 Company Performance Factor was the slightly lower than in fiscal 2021, when above-target Company performance yielded a multiplier of 125%.

The Participant Performance Factor is a function of the extent to which individual performance goals are achieved. These goals can include Company-wide measures as well as business unit metrics and goals that are highly specific to the functions over which the individual has primary responsibility. Our CEO’s performance goals were established by the LDCC after considering input from each non-employee director, and our CEO’s individual annual performance evaluation was completed by the LDCC. Individual performance goals for our executive officers other than our CEO were established by our CEO, and annual performance evaluations for these executive officers were completed by our CEO and discussed with the LDCC. If an executive officer receives the lowest performance rating on a three-point scale (“Improvement Needed”), his or her Participant Performance Factor and resulting cash incentive payment may be as low as zero. Conversely, if an executive officer receives the highest overall performance rating (“Outstanding”), his or her Participant Performance Factor may be as high as 200%. Distribution guidelines applicable to these performance ratings ensure that participants in the short-term cash incentive plan are not all rated on the high or low end of the scale, but are instead distributed above and below the target levels. The LDCC may exercise discretion to make adjustments within the performance scale.

The Participant Performance Factor values for our named executive officers for fiscal 2022 (other than for Mr. Moldt, who did not participate in the MIP for fiscal 2022 as described above), along with the key factors considered by the LDCC and our CEO, as applicable, in making these determinations, were as follows:

Named Executive Officer	Participant Performance Factor	Key Factors
William Lansing	129%

•  set and reinforced corporate vision surrounding Scores and Software Platform strategies

•  aligned executives through organizational structure changes and goal setting to promote focus and collaboration

•  maintained focus on top talent acquisition, workforce engagement and retention and cultural priorities in the face of substantial competitive pressures

Michael McLaughlin	111%

•  established and implemented an expanded set of SaaS-oriented financial performance metrics including Annual Recurring Revenue

•  executed the divestiture of non-strategic assets

•  effective deal margin discipline, expense management, and investment deployment

Stephanie Covert	121%

•  effectively led the formation and management of our integrated software organization including sales, professional services, product management, and product development functions

•  expanded enterprise platform client sales while expanding pipeline

•  matured our indirect partners channel to expand market reach

Mark Scadina	121%	• delivered highly effective client and partner contracting • effectively avoided, managed, and mitigated corporate risks • provided outstanding counsel to the Board and executive officers
James Wehmann	121%	• effectively responded to regulatory and competitive challenges • oversaw strong revenue growth in the Scores business • drove valuable innovation strengthening the value of our Scores business

The Participant Target % for each participant in the MIP is based on the Company’s desire to continue to emphasize long-term incentives and the LDCC’s review of market-competitive short-term compensation levels for executives in comparable roles at the peer group companies. As provided in their respective employment agreements, Mr. Lansing’s Participant Target % is 100% of his annual base salary, and the other named executive officers each have a Participant Target % of 50% of their annual base salary.

The combined effect of these inputs led to the following payments for the named executive officer participants under the MIP for fiscal 2022 performance, shown along with the target payment levels:

Named Executive Officer	Target Payout for Fiscal 2022	Amount Attributable to Company Performance Factor	Participant Performance Factor	Actual Payout for Fiscal 2022
William Lansing	$750,000	$928,500	129%	$1,200,000
Michael McLaughlin	$200,000	$247,600	111%	$275,000
Stephanie Covert	$250,000	$309,500	121%	$375,000
Mark Scadina	$200,000	$247,600	121%	$300,000
James Wehmann	$250,000	$309,500	121%	$375,000
Totals	$1,650,000	$2,042,700	—	$2,525,000

Long-Term Equity Incentives in Fiscal 2022

The third key element of our executive compensation program for fiscal 2022 was long-term equity incentives in the form of equity awards. This element of compensation is used to drive achievement of the Company’s financial targets while linking compensation to the market value of its common stock. The Company has chosen to emphasize long-term equity incentives in our executive compensation program to help to ensure strong alignment with our stockholders over time.

In determining the value of annual equity awards for fiscal 2022, the LDCC considered an analysis of competitive market data prepared by its compensation consultant and described above under “Determination of Compensation — Compensation Peer Group,” the individual performance of each executive officer, the need to reinforce positive levels of collaboration and teamwork across members of the executive team, and our retention objectives.

The competitive market data analysis for fiscal 2022 showed that peer group total direct compensation increased 2% at the median and decreased 1% at the 75th percentile with the cash component increasing 6% and 13% at the median and 75th percentile, respectively, and median long-term incentive value being relatively flat year-over-year. Coupled with continued strong company and individual performance results, this trend in peer group compensation data contributed to flat year-over-year compensation for our executive officers across all pay components with the one exception being Ms. Covert who received both a base salary increase and an increase in the value of her fiscal 2022 long-term incentive award to both recognize her strong contributions and to bring her compensation package into parity with her peers.

The modest year-over-year decrease in the long-term incentive pay component for executive officers other than Ms. Covert was attributable to our methodology for converting the intended grant date value of long-term incentive award to share units. As explained below, we convert intended grant date value to share units using the average closing stock price during the 30-calendar day period ending on the 11th day prior to the date of grant. This averaging period is considered a best practice to offset daily stock price volatility, and the 10-day gap prior to the grant date provides our executive officers with a reasonable period of time during which to decide what portion, if any, of designated RSU value to exchange for non-qualified stock options using an economically equivalent value also tied to the 30-day average price. For fiscal 2022, the 30-day average price was $373.85 per share, compared to the grant date value (December 10, 2021) price being $407.49 per share – a difference that added 9.0% to the cost of fiscal 2022 annual long-term incentive awards. In fiscal 2021, awards with the same intended grant date value involved a 30-day average price of $457.72 per share, compared to the grant date value (December 10, 2020) price being $506.91 per share – a difference that added 10.8% to the cost of fiscal 2021 annual long-term incentive awards.

To strongly align the interests of our executive officers and stockholders, we place two-thirds of annual long-term incentive value on performance-based vehicles in the form of PSUs and MSUs, considerably higher than the 52% average for our peer group. The proportion of each type of equity award granted in fiscal 2022 is broken down as follows:

Performance Share Units 1/3	Market Share Units 1/3	Restricted Stock Units 1/3

Performance Share Units (“PSUs”). For fiscal 2022, PSUs represented one-third of the target annual equity awards granted in December 2021 to our executive officers. The PSUs granted in fiscal 2022 were earned on the basis of a one-year performance period but any earned shares vest over three years following the date of grant. The LDCC used a one-year performance period because market uncertainties made it difficult to accurately forecast our Adjusted Revenue and Adjusted EBITDA beyond that point, as described in detail on page 32 above. The LDCC believes the complexity of our major products, along with the complexity of our major customers, yields a very long selling cycle, which in turn contributes significant uncertainty into our revenue stream and resulting EBITDA. Using a one-year performance period allows the LDCC to reward performance for a time period over which the Company has better visibility instead of creating goals over a longer term that are more likely to be problematic. In addition, requiring that any earned shares vest over an additional two years creates long-term alignment with our stockholders and satisfies our retention objectives.

The maximum number of PSUs that could have been earned over the fiscal 2022 performance period by each named executive officer was specified in the applicable award agreement. In each case, the named executive officer could earn as little as 0% and as much as 200% of the target number of PSUs. The LDCC retained discretion to determine the actual number of PSUs that were earned and established the following earnings matrix when the awards were granted to inform its discretion:

Financial Metric (Weighting)	Threshold Performance		Target Performance		Maximum Performance
Adjusted Revenue (50%)	$1,271.1 million	$1,313.0 million	$1,350.0 million	$1,363.9 million	$1,380.4 million
Adjusted EBITDA (50%)	$553.5 million	$579.5 million	$590.5 million	$594.5 million	$601.5 million
PSUs Earned (as percentage of target)	0%	50%	100%	150%	200%

Based on the Company’s above-target performance of $1,377.3 million of Adjusted Revenue and $668.3 million of Adjusted EBITDA in fiscal 2022, and using the above matrix as a guide, the LDCC applied a multiplier of 195.3% to the target number of PSUs.

The target number of PSUs and the actual number of PSUs earned by each named executive officer for fiscal 2022 performance that were settled for shares of our common stock are as follows:

Named Executive Officer	Target Number of PSUs Granted for Fiscal 2022	Actual Number of PSUs Earned for Fiscal 2022
William Lansing	12,483	24,380
Michael McLaughlin	3,567	6,967
Stephanie Covert	5,350	10,449
Mark Scadina	3,567	6,967
James Wehmann	5,350	10,449
Claus Moldt	5,350	10,449

One-third of the earned PSUs were paid following the end of fiscal 2022 and two-thirds will vest over the next two fiscal years provided the named executive officer remains with the Company as of each vesting date or vesting of the PSUs continues pursuant to the terms of the applicable award agreement.

Market Share Units (“MSUs”). For fiscal 2022, MSUs represented one-third of the target annual equity awards granted in December 2021 to our executive officers. The MSUs granted in fiscal 2022 (as well as those granted in fiscal 2021 and fiscal 2020) are earned based on the Company’s total stockholder return relative to the Russell 3000 Index over performance periods of one, two, and three years. The LDCC decided to measure performance over a total of three years to integrate a longer, multi-year performance period into the Company’s equity compensation program.

The number of MSUs earned by a named executive officer in each of the one- and two-year performance periods is determined by taking one-third of the target units in the applicable award agreement multiplied by the relative return factor for the relevant performance period. The number of MSUs earned by a named executive officer in the three-year performance period is determined by taking the total number of the target units in the applicable award agreement multiplied by the relative return factor for the relevant performance period, and then subtracting any shares of our common stock earned in the one-year and two-year performance periods from the result. The total number of shares earned in the one-year and two-year periods is not adjusted if the three-year calculation, less shares earned in prior periods, is a negative number. The relative return factor for each performance period is calculated as follows:

Relative TSR Performance (Fiscal 2020, 2021 and 2022)	Relative Return Factor
+33.33% or greater	200%
+16.67%	150%
0%	100%
-12.5%	50%
-25% or less	0%

Generally, the Company’s relative TSR performance is calculated by taking the difference between our total stockholder return minus the Russell 3000 Index’s total stockholder return for the relevant performance period. Importantly, the MSU earnings slope for below-target performance is steeper than the slope for above-target performance, meaning that the penalty for under-performance is greater than the premium for over-performance.

Based on our total stockholder return of 24.89% for fiscal 2022 (vs. -18.32% for the Russell 3000 Index), 200% of the MSUs granted in fiscal 2022 were earned at the conclusion of the first performance period and settled for shares of our common stock. Based on our total stockholder return of 9.39% for fiscal 2021 and fiscal 2022 (vs. 7.75% for the Russell 3000 Index), 106% of the MSUs granted in fiscal 2021 were earned at the conclusion of the second performance period and settled for shares of our common stock. Finally, based on our total stockholder return of 50.13% for fiscal 2020, fiscal 2021 and fiscal 2022 (vs. 24.39% for the Russell 3000 Index), 178% of the MSUs granted in fiscal 2020 were earned at the conclusion of the third performance period and settled for shares of our common stock. The target number of MSUs and the number of shares of our common stock earned by each named executive officer for each of the three performance periods completed at the end of fiscal 2022 are as follows:

Named Executive Officer	Target Number of FY22 MSUs Subject to One-Year Performance	Actual Number of MSUs Earned
William Lansing	4,161	8,322
Michael McLaughlin	1,189	2,378
Stephanie Covert	1,784	3,568
Mark Scadina	1,189	2,378
James Wehmann	1,784	3,568
Claus Moldt	1,784	3,568

Named Executive Officer	Target Number of FY21 MSUs Subject to Two-Year Performance	Actual Number of MSUs Earned
William Lansing	3,398	3,601
Michael McLaughlin	971	1,029
Stephanie Covert	971	1,029
Mark Scadina	971	1,029
James Wehmann	1,456	1,543
Claus Moldt	1,456	1,543

Named Executive Officer	Target Number of FY20 MSUs Granted Subject to Three-Year Performance	Actual Number of MSUs Earned(1)
William Lansing	3,410	12,549
Michael McLaughlin	325	1,196
Stephanie Covert	N/A	N/A
Mark Scadina	893	3,286
James Wehmann	1,072	3,945
Claus Moldt	1,072	3,945

(1)

The actual number of MSUs granted in fiscal 2020 and earned in fiscal 2022 was calculated by multiplying the total number of target units in the applicable award agreement by the relative return factor for the relevant performance period, then subtracting the fiscal 2020 MSUs earned at the conclusion of the first and second performance periods. The total number of Mr. Lansing’s target fiscal 2020 MSUs was 10,231, and multiplying by the 178% relative return factor yielded 18,211 MSUs. Subtracting the 5,662 MSUs earned for the first performance period and the 0 MSUs earned for the second performance period yields the remaining 12,549 MSUs earned for the third performance period. The total number of Mr. McLaughlin’s target fiscal 2020 MSUs was 975, and multiplying by the 178% relative return factor yielded 1,735 MSUs. Subtracting the

539 MSUs earned for the first performance period and the 0 MSUs earned for the second performance period yields the remaining 1,196 MSUs earned for the third performance period. The total number of Mr. Scadina’s target fiscal 2020 MSUs was 2,680, and multiplying by the 178% relative return factor yielded 4,770 MSUs. Subtracting the 1,484 MSUs earned for the first performance period and the 0 MSUs earned for the second performance period yields the remaining 3,286 MSUs earned for the third performance period. The total number of Mr. Wehmann’s and Mr. Moldt’s target fiscal 2020 MSUs was 3,216 each, and multiplying by the 178% relative return factor yielded 5,724 MSUs each. Subtracting the 1,779 MSUs earned by each for the first performance period and the 0 MSUs earned by each for the second performance period yields the remaining 3,945 MSUs earned by each for the third performance period.

Restricted Stock Units (“RSUs”). For fiscal 2022, RSUs represented the final one-third of the target annual equity awards granted in December 2021 to our executive officers. The RSUs granted in fiscal 2022 provide a link to our stock price performance, as well as promote our retention objectives over a multi-year vesting period. Generally, the RSUs granted by the LDCC vest in four equal annual installments beginning on the first anniversary of the grant date.

As in prior fiscal years, the LDCC permitted our executive officers to exchange up to 100% of their annual time-vested RSUs for non-qualified stock options (“NQSOs”) on an economically equivalent basis, while maintaining the existing four-year annual vesting requirement. In connection with the retention of this flexibility, which was initially implemented in fiscal 2015, the LDCC determined that NQSOs provide attractive leverage to the recipient and permit the holder to determine when taxable income events occur via a decision to exercise their NQSOs. In fiscal 2022, however, none of our named executive officers elected to receive a NQSO in exchange for an RSU award.

In the event that a named executive officer was to make such an election, the ratio constituting an economically equivalent basis would be determined as follows:

Value of One “Whole” Share	=	Accounting value determined based upon the average closing market price of our common stock during the 30 calendar days ending 11 days before the grant date

Value of One “Option” Share	=	Black-Scholes accounting value based upon the average closing market price of our common stock during the 30 calendar days ending 11 days before the grant date

Exchange Ratio for RSUs to NQSOs	=	Accounting value of one “whole” share divided by Black-Scholes accounting value of one “option” share

In fiscal 2022, the value of one “whole” share was determined to be $373.85, while the value of one “option” share was determined to be $103.8174. The resulting ratio was 3.601 “option” shares for each “whole” share, meaning our executive officers could receive a NQSO for that number of shares equal to 3.601 multiplied by the number of shares that would be subject to their RSU for fiscal 2022. These values were used to convert the intended grant date value of long-term incentive awards to stock units. The actual closing price on the December 10, 2021 date of grant was $407.49 per share – a factor which contributed 9.0% to the year-over-year increase in long-term incentive award values.

Evolution of Long-Term Equity Incentive Program

The following charts depict the evolution of our long-term equity incentive program over the last several years to increasingly emphasize performance-based vehicles over those based solely on continued service with the Company. The values reflected (i) assume that all executive officers elected to convert the maximum allowable portion of their annual stock option grants from fiscal 2011 through fiscal 2013 to RSUs, which was the typical pattern, and (ii) depicts PSUs and MSUs at target level. The fiscal 2014–2022 chart reflects RSUs, although our executive officers may have elected to convert those RSUs to stock options on an economically equivalent basis, as described above. The fiscal 2013 chart reflects the annual grants made to our named execu-

tive officers other than our CEO, who received an additional 70,000 stock options that were not convertible into RSUs and are not reflected in the chart.

Retirement Arrangements

We offer a Section 401(k) plan for all eligible employees. Under this program, our executive officers (like all of our eligible employees) can receive a Company matching contribution on amounts they contribute to the Section 401(k) plan as follows: 100% match of the first 3% of eligible compensation contributed by the executive officer, followed by a 50% match of the next 2% of eligible compensation contributed by the executive officer. Our executive retirement and savings plan allows our vice presidents and more senior executive officers to defer up to 25% of their base salary and 75% of their short-term cash incentive awards into an investment account. Amounts in this account are payable upon certain employment termination events as specified in the plan.

In November 2018, the LDCC approved the inclusion of retirement provisions in the award agreements for the equity awards granted to our executive officers beginning in December 2018. Such provisions allow for continued vesting of outstanding equity awards upon an executive officer’s retirement provided that (i) such executive officer is 55 or older and has at least 5 years of continuous service as an employee (which must be immediately preceding the date of termination) and (ii) the sum of such executive officer’s age as of the date of his or her termination plus their years of service as an employee equals at least 75. In order to qualify for continued vesting, the executive officer must provide at least one year’s notice of his or her retirement and must also be available to provide service to the Company, if requested, during the continued vesting period. In addition, during the continued vesting period, the executive officer may not become employed by another entity or organization. The LDCC approved the inclusion of the retirement provisions in order to enhance retention of the current executive officers, to improve the executive transition process by ensuring sufficient time to plan for a successor and to ensure continued support from the former executive officer following retirement.

Other Compensation Arrangements

Our executive officers participate in our general employee benefit plans and programs, including health and dental benefits, on the same terms as all of our other full-time employees. We also pay the premiums for group life, accidental death and dismemberment, and business travel accident insurance for all eligible employees, including our executive officers, in a coverage amount based upon their base salary. We do not provide material perquisites.

Post-Employment Compensation Arrangements

Each of our named executive officers who is a current executive officer is party to a Letter Agreement that, among other things, provides for payments and benefits in the event of termination of employment by the Com-

pany without cause or by the executive officer for good reason, and a Management Agreement that provides for payments and benefits in the event of such a termination of employment in connection with a change in control of the Company. These agreements are described in detail later in this proxy statement.

The LDCC believes that these severance and change-in-control arrangements are meaningful recruitment and retention devices, are important components in a competitive compensation package for our named executive officers, and will mitigate concerns that the executive officers may have regarding their continued employment prior to or following a change in control of the Company, thereby allowing them to focus their undivided attention on advancing the interests of the Company and its stockholders. The change-in-control arrangements are “double-trigger” (that is, they require both a change in control of the Company and a termination of employment without cause or by the executive officer for good reason within 24 months of the change in control) and the named executive officers are not eligible to receive tax payments or gross-ups in connection with any change-in-control arrangement.

As noted above, we entered into the Moldt Letter Agreement with Mr. Moldt in connection with his transition to the role of Vice President, Technology in January 2022, which agreement governed the terms of his employment through his termination date of December 31, 2022.

Equity Award Grant Processes

Equity awards granted to our named executive officers in fiscal 2022 were granted under the 2021 LTIP. Equity awards for all executive officers are approved by the LDCC. The LDCC has delegated authority to our CEO to approve the granting of equity awards to employees who are not executive officers, subject to certain parameters approved by the LDCC. The exercise price of stock options is set at fair market value of our common stock on the date of grant, with annual equity awards generally granted by the LDCC on a pre-determined day in December of each fiscal year.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our executive officers. Our CEO is required to own at least 100,000 shares of our common stock, and our Executive Vice Presidents are required to own shares valued at least five times their annual base salary. The guidelines provide that executive officers should achieve the stated guidelines within five years of appointment. As of the end of fiscal 2022, all of our executive officers had met or exceeded their required stock ownership level, or were making acceptable progress to their required level.

Executive Officer Incentive Compensation Recovery Policy

Our Board of Directors has adopted an Executive Officer Incentive Compensation Recovery Policy that governs cash and equity incentive-based compensation received by our executive officers, including our named executive officers. Under this policy, the Company will, in the appropriate circumstances as determined by the LDCC and to the extent permitted by applicable law, require reimbursement or forfeiture of such incentive-based compensation from an executive officer in the event that the Company materially restates its consolidated financial statements due to material non-compliance with applicable financial reporting requirements if such executive officer engaged in fraud or intentional misconduct that was a significant contributing factor to the restatement. In each such instance, the Company will seek to recover or cancel the amount by which such executive officer’s incentive-based compensation that was granted, vested or earned during the preceding three-year period exceeds the amount that would have been granted, vested or earned based on the restated financial results, net of taxes paid or payable by the executive officer with respect to the recovered compensation. The LDCC will consider relevant facts and circumstances in determining whether to require reimbursement, cancellation or recovery of such incentive-based compensation.

The SEC recently adopted final rules under the Dodd-Frank Act directing national securities exchanges to establish listing standards requiring listed companies to adopt clawback policies containing certain provisions. We will consider whether we need to modify our clawback policy to comply with the new rules and listing standards once they are finalized.

No Hedging

Under the terms of our insider trading policy, the members of the Board of Directors, officers and employees may not buy or sell puts or calls on Company stock, trade options on any of the stock exchanges or futures exchanges relating to Company stock, enter into equity swaps, prepaid variable forward contracts, collars or exchange funds involving Company stock and other transactions that are designed to hedge or offset decreases in the price of Company stock.

Tax Matters

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to certain current and former named executive officers. As a general matter, while the LDCC is mindful of the benefit to the Company of the full deductibility of compensation, it believes that it should maintain flexibility in compensating the Company’s executive officers in a manner that can best promote our corporate objectives.

Leadership Development and Compensation Committee Report

The LDCC has discussed and reviewed the “Compensation Discussion and Analysis” with management. Based upon this review and discussion, the LDCC recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

Submitted by the Leadership Development and Compensation Committee:

Joanna Rees, Chair

Fabiola R. Arredondo

Braden R. Kelly

Eva Manolis

Leadership Development and Compensation Committee Interlocks and Insider Participation

No member of the LDCC serves or has served as an officer of the Company. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our Board of Directors or the LDCC.

Compensation Policies and Practices in Relation to Risk Management

The Company’s management and the LDCC are committed to continually assessing the structure of the Company’s compensation programs in the context of recognized best practices. Total compensation consists of a mix of fixed and variable elements, and among our executive officers a significant portion of their target total direct compensation comes in the form of long-term equity incentive awards that are earned over several years. The stock ownership guidelines in place for our executive officers also work to align their long-term interests with those of our stockholders.

Our short-term cash incentive plan applicable to both our executive officers and other employees is structured to reward achievement of diverse goals, some of which are tied to Company-wide performance and some of which are tied to business unit performance, but all of which are designed to benefit the Company and our stockholders on a long-term basis. In addition, the LDCC retains discretion to adjust awards under the short-term cash incentive plan if a payout determined under the formula is not appropriate in the circumstances, and award maximums or “caps” are in place to prevent windfalls. Finally, our system of internal controls places a strong focus on avoiding undue financial risk through rigorous review processes.

In light of the risk-limiting features of our compensation policies and practices, the Company has concluded that any risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation earned in fiscal 2022, 2021 and 2020 by our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
William Lansing	2022	750,000	—	16,942,011	—	1,200,000	—	21,770	18,913,781
Chief Executive Officer	2021	750,000	—	17,458,576	—	1,200,000	—	21,169	19,429,745
	2020	750,000	—	11,128,051	918,823	1,200,000	—	38,750	14,035,624

Michael McLaughlin	2022	400,000	—	4,841,157	—	275,000	—	27,570	5,546,728
Executive Vice President and Chief Financial Officer	2021 2020	400,000 400,000	— —	4,987,921 1,146,829	— —	275,000 275,000	— —	11,597 19,320	5,674,518 1,841,149

Stephanie Covert(6)	2022	480,769	—	7,261,057	—	375,000	—	9,866	8,126,692
Executive Vice President, Software	2021	400,000	—	4,987,921	—	350,000	—	10,180	5,748,101

Mark Scadina(7)	2022	400,000	—	4,841,157	—	300,000	—	30,084	5,571,242
Executive Vice President, General Counsel and Corporate Secretary

James Wehmann	2022	500,000	—	7,261,057	—	375,000	—	11,846	8,147,903
Executive Vice President, Scores	2021	500,000	—	7,482,737	—	375,000	—	11,646	8,369,383
	2020	500,000	—	3,782,767	—	375,000	—	12,215	4,669,982

Claus Moldt(8)	2022	500,000	—	7,261,057	—	—	—	12,615	7,773,673
Former Executive Vice President and Chief Technology Officer	2021	500,000	—	7,482,737	—	350,000	—	11,646	8,344,383
	2020	500,000	—	3,782,767	—	350,000	—	30,415	4,663,182

(1)

The amounts in the “Stock Awards” column represent the aggregate grant date fair value of each award granted during the fiscal year, computed in accordance with FASB ASC Topic 718, and do not reflect whether the named executive officer has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 15 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as filed with the SEC.

(2)	Stock Awards for fiscal 2022 include the grant date fair value of time-based RSU awards, PSU awards and MSU awards granted on December 10, 2021 under the 2021 LTIP.

The PSUs were tied to the achievement of certain performance goals during fiscal 2022, and the named executive officer must be an employee on the vesting dates of December 10th of 2022, 2023 and 2024 in order to realize the earned PSU value. The values included in the table for the PSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant. The maximum value of the award on the grant date, assuming the highest level of performance conditions achieved, would be $10,173,396 vs. target of $5,086,698 for Mr. Lansing; $2,907,034 vs. target of $1,453,517 for Mr. McLaughlin; $4,360,144 vs. target of $2,180,072 for Ms. Covert; 2,907,034 vs. $1,453,517 for Mr. Scadina; $2,907,034 vs. target of $1,453,517 for Mr. Wehmann; and $4,360,144 vs. target of $2,180,072 for Mr. Moldt. The named executive officers earned 195.3% of their respective target award, resulting in 24,380 units for Mr. Lansing; 6,967 units for Mr. McLaughlin; 10,449 units for Ms. Covert; 6,967 units for Mr. Scadina; 10,449 units for Mr. Wehmann; and 10,449 units for Mr. Moldt.

The MSUs were tied to the achievement of certain performance goals over three performance periods ending on November 30, 2022, 2023 and 2024. The named executive officers must be employed on the vesting dates of December 10th of 2022, 2023 and 2024 in order to realize the earned MSU value. The values included in the table for the MSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant. The maximum value of the award on the grant date, assuming the highest level of performance conditions achieved, would be $13,537,230 vs. target of $6,768,615 for Mr. Lansing; $3,868,246 vs. target of $1,934,123 for Mr. McLaughlin; $5,801,826 vs. target of $2,900,913 for Ms. Covert; $3,868,246 vs. $1,934,123 for Mr. Scadina; $5,801,826 vs. target of $2,900,913 for Mr. Wehmann; and $5,801,826 vs. target of $2,900,913 for Mr. Moldt. Based on our total stockholder return of 24.89% for fiscal 2022, 200% of the MSUs granted in fiscal 2022 were earned at the conclusion of the first performance period ending on November 30, 2022.

(3)

The amounts in the “Option Awards” column represent the grant date fair value of stock options which the named executive officer elected to receive in exchange for a portion of his annual RSU award in the applicable year, computed in accordance with FASB ASC Topic 718. For information on the assumptions used to calculate the value of the stock options, refer to Note 15 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as filed with the SEC.

(4)	Represents amounts paid in the first quarter of fiscal 2023 based on performance during fiscal 2022 under our Management Incentive Plan.

(5)	The amounts shown for fiscal 2022 are detailed in the supplemental table below entitled “All Other Compensation Table.”

(6)	As permitted by SEC rules, because fiscal 2021 was Ms. Covert’s first year as a named executive officer, the compensation paid to her prior to fiscal 2021 is not included in this table.

(7)	As permitted by SEC rules, because fiscal 2022 was Mr. Scadina’s first year as a named executive officer, the compensation paid to him prior to fiscal 2022 is not included in this table.

(8)

Mr. Moldt served as our Executive Vice President and Chief Technology Officer through January 5, 2022, when he transitioned to a non-executive officer position as Vice President, Technology, which position he held until his employment terminated effective December 31, 2022.

All Other Compensation Table

Elements of All Other Compensation	William Lansing	Michael McLaughlin	Stephanie Covert	Mark Scadina	James Wehmann	Claus Moldt
401(k) Match($)(1)	12,200	11,600	1,412	11,692	11,600	12,369
Life Insurance Premium($)(2)	370	197	246	197	246	246
Relative Travel($)(3)	—	7,469	7,947	8,615	—	—
Tax Gross Up($)(4	—	8,305	261	9,580	—	—
Other($)(5)	9,200	—	—	—	—	—
Total($)	21,770	27,570	9,866	30,084	11,846	12,615

(1)	Represents the aggregate value of the Company’s cash contribution under the Fair Isaac Corporation 401(k) Plan during fiscal 2022.

(2)	Represents the aggregate incremental cost for the named executive officer’s basic life insurance premium, which is offered to all employees at one times current salary.

(3)	Represents amounts spent on commercial aircraft of the named executive officers’ relatives who attended certain Company events.

(4)

Represents gross-up payments to offset imputed income for the cost of spousal travel. Company policy allows gross-ups only for required spousal travel and Company-paid relocation costs, when applicable.

(5)	Represents tax preparation fees incurred by Mr. Lansing, as provided in his Letter Agreement.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2022

The following table summarizes grants of plan-based compensation awards made during fiscal 2022 to our named executive officers.

											All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
William Lansing		0	750,000	1,875,000
	12/10/2021				0	(2)	12,483	(2)	24,966	(2)			6,768,615
	12/10/2021				0	(3)	12,483	(3)	24,966	(3)			5,086,698
	12/10/2021										12,483	(4)	5,086,698
Michael McLaughlin		0	200,000	500,000
	12/10/2021				0	(2)	3,567	(2)	7,134	(2)			1,934,123
	12/10/2021				0	(3)	3,567	(3)	7,134	(3)			1,453,517
	12/10/2021										3,567	(4)	1,453,517
Stephanie Covert		0	250,000	625,000
	12/10/2021				0	(2)	5,350	(2)	10,700	(2)			2,900,913
	12/10/2021				0	(3)	5,350	(3)	10,700	(3)			2,180,072
	12/10/2021										5,350	(4)	2,180,072
Mark Scadina		0	200,000	500,000
	12/10/2021				0	(2)	3,567	(2)	7,134	(2)			1,934,123
	12/10/2021				0	(3)	3,567	(3)	7,134	(3)			1,453,517
	12/10/2021										3,567	(4)	1,453,517
James Wehmann		0	250,000	625,000
	12/10/2021				0	(2)	5,350	(2)	10,700	(2)			2,900,913
	12/10/2021				0	(3)	5,350	(3)	10,700	(3)			2,180,072
	12/10/2021										4,370	(4)	2,180,072
Claus Moldt		0	0	0
	12/10/2021				0	(2)	5,350	(2)	10,700	(2)			2,900,913
	12/10/2021				0	(3)	5,350	(3)	10,700	(3)			2,180,072
	12/10/2021										5,350	(4)	2,180,072

(1)

The amounts shown in these columns represent the estimated threshold (or minimum), target, and maximum possible cash incentive awards for each of the named executive officers. Under our Management Incentive Plan, Mr. Lansing’s target amount is equal to 100% of his base salary and the target amount for each of the other named executive officers is equal to 50% of their base salary. The maximum amount in each case equals 2.5 times the target amount, which would result if the Company Performance Factor was 125% and the Participant Performance Factor was 200%. There is no threshold (or minimum) level of awards under the Management Incentive Plan. Additional detail regarding the determination of cash incentives to executives for fiscal 2022 is included above under “Compensation Discussion and Analysis.” Actual payments are set forth in the “Summary Compensation Table” above.

(2)

Amounts shown reflect MSUs that were granted under our 2021 LTIP and are subject to the achievement of specific performance goals related to the Company’s total stockholder return relative to the Russell 3000 Index over performance periods of one, two and three years, approved by the LDCC, with no threshold (or minimum) levels of performance. On December 5, 2022, the LDCC certified that for all named executive officers, 200% of the target awards for the first performance period were earned for that tranche of awards eligible to vest on December 10, 2022. The remaining portion of the target awards may be earned subject to achievement of specific performance goals for the two- and three-year performance periods and then subsequently vest subject to the named executive officer’s continued Service as a Service Provider (as defined in the 2021 LTIP) through December 10, 2023 and December 10, 2024, respectively. These awards do not pay dividend equivalents.

(3)

Amounts shown reflect PSUs that were granted under our 2021 LTIP and were subject to the achievement of specific performance goals related to adjusted revenue and adjusted EBITDA metrics approved by the LDCC, with no threshold (or minimum) levels of performance. For all named executive officers, 195.3% of the target awards were earned, one-third of the earned units vested on December 10, 2022 and the remaining two-thirds are scheduled to vest in two annual installments beginning December 10, 2023 (subject to the named executive officer’s continued Service as a Service Provider (as defined in the 2021 LTIP)). These awards do not pay dividend equivalents.

(4)

Reflects RSUs that were granted under our 2021 LTIP which vest in four equal increments on the first four anniversaries of the grant date subject to the named executive officer’s continued Service as a Service Provider (as defined in the 2021 LTIP). These awards do not pay dividend equivalents.

(5)

Represents the grant date fair value of each stock option, MSU, PSU, or RSU, as applicable, computed in accordance with FASB ASC Topic 718. The values included in the table for the MSU and PSUs are at target value, representing the probable outcome of the performance conditions as calculated at the time of grant.

Letter Agreements

The Company is or was a party to Letter Agreements with each of the named executive officers. The material provisions of such Letter Agreements related to the executive officers’ compensation arrangements are described below.

William Lansing

For each full fiscal year of the Company during the term of his Letter Agreement, Mr. Lansing will be eligible to receive a cash incentive award with a target value equal to 100% of his annual base salary at the rate in effect at the end of such fiscal year, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the LDCC from time to time.

If Mr. Lansing’s employment is terminated by the Company without Cause or if he voluntarily resigns for Good Reason (both as defined below) prior to the expiration of the term of the Letter Agreement, Mr. Lansing will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (i) a cash payment in an amount equal to two times the sum of (a) his annual base salary in effect on the last day of his employment (but in no event less than $675,000), plus (b) the annual cash incentive payment last paid to him before the termination of his employment, such cash payment to be made in a lump sum on the 70th day following Mr. Lansing’s separation from service, and (ii) continuation of certain benefits pursuant to COBRA for 18 months. Mr. Lansing’s receipt of severance pay and benefits would be conditioned on his execution of a release of claims against the Company, his compliance with the terms of any agreements in effect between him and the Company, his cooperation in the transition of his duties, and his agreement not to disparage the Company.

Mr. Lansing’s Letter Agreement also provides that the Company will reimburse him annually up to $25,000 related to financial planning and/or personal income tax preparation and accounting services.

Other Named Executive Officers (Other than Mr. Moldt)

For each full fiscal year of the Company during the term of each executive officer’s Letter Agreement, the executive officer will be eligible to receive a cash incentive award with a target equal to 50% of his or her annual base salary at the rate in effect at the end of such fiscal year, pursuant to the Company’s Management Incentive Plan and the terms and conditions established by the LDCC from time to time.

If an executive officer’s employment is terminated by the Company without Cause or if he or she voluntarily resigns for Good Reason (both as defined below) prior to the expiration of the term of his or her Letter Agreement, such executive officer will be entitled to the following severance pay and benefits pursuant to the Letter Agreement: (1) a cash payment in an amount equal to one times the sum of (a) his or her annual base salary in effect on the last day of employment, plus (b) the annual cash incentive payment last paid to him or her before the termination of employment, such cash payment to be made in a lump sum on the 70th day following his or her separation from service (subject to certain exceptions), and (2) continuation of certain benefits pursuant to COBRA for 12 months. The executive officer’s receipt of severance pay and benefits would be conditioned on his or her release of claims against the Company, compliance with the terms of any agreements in effect between such executive officer and the Company, his or her cooperation in the transition of his or her duties, and his or her agreement not to disparage the Company.

Mr. McLaughlin’s resignation, effective January 13, 2023, did not entitle him to any pay or benefits under his Letter Agreement, which also terminated on that date.

Claus Moldt

In connection with Mr. Moldt’s transition to his role as Vice President, Technology, a non-executive officer position, the Company and Mr. Moldt entered into a new Letter Agreement (the “Moldt Letter Agreement”) with a term of January 6, 2022 through December 31, 2022, which replaced his previous letter agreement with us. Pursuant to the Moldt Letter Agreement, Mr. Moldt’s annual base salary remained unchanged from his previous compensation, but he did not participate in our Management Incentive Plan for fiscal year 2022. Because Mr. Moldt remained employed by us through December 10, 2022, the equity awards previously granted to Mr. Moldt, and scheduled to vest on or prior to such date, vested in accordance with their terms.

The Moldt Letter Agreement provided that if Mr. Moldt voluntarily terminated his employment for any reason prior to December 10, 2022, he would have been entitled to the same cash payments as are provided for under the other named executive officers’ (other than Mr. Lansing) Letter Agreements. However, Mr. Moldt’s employment with us through December 10, 2022 did not entitle him to any severance payments upon his termination of employment on December 31, 2022, but he is entitled to continuation of certain benefits pursuant to COBRA for 12 months, subject to his participation in a required Release Agreement.

Definitions

In all of the Letter Agreements, “Cause” generally means a good faith determination by the Company of one or more of the following: (i) commission by the executive officer of a felony, (ii) an intentional act of fraud or material dishonesty connected with the executive officer’s employment with the Company or otherwise likely to cause the Company material harm, (iii) the executive officer’s willful failure or refusal to perform in all material respects his or her duties, or (iv) a material breach by the executive officer of the Company’s policies or codes of conduct or of another written agreement between the Company and the executive officer.

In Mr. Lansing’s Letter Agreement, “Good Reason” generally means that one of the following conditions occurs without his consent and the Company does not cure the condition after receiving notice of it: (i) a material diminution in Mr. Lansing’s status or position as Chief Executive Officer, (ii) a requirement that Mr. Lansing relocate to an office located more than 50 miles away from his current office location, (iii) a material breach by the Company of the terms of the Letter Agreement, or (iv) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

In the other named executive officers’ Letter Agreements, “Good Reason” generally means that one of the following conditions occurs without the executive officer’s consent and the Company does not cure the condition after receiving notice of it: (i) a material reduction in the executive officer’s base salary, (ii) a material reduction in the executive officer’s annual cash incentive target expressed as a percentage of base salary, (iii) a requirement that the executive officer relocate to an office located more than 50 miles away from his or her current office location, (iv) a material breach by the Company of the terms of the Letter Agreement, or (v) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR END

Name								Stock Awards
	Option Awards							Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
William Lansing	12/10/2018	40,572	13,523	(2)	—	185.05	12/09/2025	12/08/2019	3,836	(3)	1,580,470	—		—
	12/10/2019	4,892	4,890	(2)	—	354.18	12/09/2026	12/10/2019	6,820	(4)	2,809,908	14,800	(7)	6,097,641
	—	—	—		—	—	—	12/10/2020	7,647	(3)	3,150,640	—		—
	—	—	—		—	—	—	12/10/2020	13,594	(5)	5,600,864	20,392	(8)	8,401,708
	—	—	—		—	—	—	12/10/2021	12,483	(3)	5,143,121	—		—
	—	—	—		—	—	—	12/10/2021	24,380	(6)	10,044,804	6,241	(9)	2,571,354
Michael McLaughlin	—	—	—		—	—	—	08/05/2019	3,748	(3)	1,544,213	—		—
	—	—	—		—	—	—	12/10/2019	487	(3)	200,649	—		—
	—	—	—		—	—	—	12/10/2019	650	(4)	267,807	1,411	(7)	581,346
	—	—	—		—	—	—	12/10/2020	2,184	(3)	899,830	—		—
	—	—	—		—	—	—	12/10/2020	3,884	(5)	1,600,247	5,826	(8)	2,400,370
	—	—	—		—	—	—	12/10/2021	3,567	(3)	1,469,640	—		—
	—	—	—		—	—	—	12/10/2021	6,966	(6)	2,870,062	1,783	(9)	734,614
Stephanie Covert	—	—	—		—	—	—	12/10/2018	662	(3)	272,751	—		—
	—	—	—		—	—	—	12/10/2019	876	(3)	360,921	—		—
	—	—	—		—	—	—	08/25/2020	2,362	(3)	973,168	—		—
	—	—	—		—	—	—	12/10/2020	2,184	(3)	899,830	—		—
	—	—	—		—	—	—	12/10/2020	3,884	(5)	1,600,247	5,826	(8)	2,400,370
	—	—	—		—	—	—	12/10/2021	5,350	(3)	2,204,254	—		—
	—	—	—		—	—	—	12/10/2021	10,449	(6)	4,305,092	2,675	(9)	1,102,127
Mark Scadina	12/10/2018	5,526	1,841	(2)	—	185.05	12/09/2025	12/10/2018	552	(3)	227,430	—		—
	—	—	—		—	—	—	12/10/2019	1,340	(3)	552,093	—		—
	—	—	—		—	—	—	12/10/2019	650	(4)	267,807	3,876	(7)	1,596,951
	—	—	—		—	—	—	12/10/2020	2,184	(3)	899,830	—		—
	—	—	—		—	—	—	12/10/2020	3,884	(5)	1,600,247	5,826	(8)	2,400,370
	—	—	—		—	—	—	12/10/2021	3,567	(3)	1,469,640	—		—
	—	—	—		—	—	—	12/10/2021	6,967	(6)	2,870,474	1,783	(9)	734,614
James Wehmann	—	—	—		—	—	—	12/10/2018	1,325	(3)	545,913	—		—
	—	—	—		—	—	—	12/10/2019	1,608	(3)	662,512	—		—
	—	—	—		—	—	—	12/10/2019	2,144	(4)	883,349	4,653	(7)	1,917,083
	—	—	—		—	—	—	12/10/2020	3,277	(3)	1,350,157	—		—
	—	—	—		—	—	—	12/10/2020	5,826	(5)	2,400,370	8,740	(8)	3,600,967
	—	—	—		—	—	—	12/10/2021	5,350	(3)	2,204,254	—		—
	—	—	—		—	—	—	12/10/2021	10,449	(6)	4,305,092	2,675	(9)	1,102,127
Claus Moldt	—	—	—		—	—	—	12/08/2018	1,325	(3)	545,913	—		—
	—	—	—		—	—	—	08/21/2019	1,430	(3)	589,174	—		—
	—	—	—		—	—	—	12/10/2019	1,608	(3)	662,512	—		—
	—	—	—		—	—	—	12/10/2019	2,144	(4)	883,349	4,653	(7)	1,917,083
	—	—	—		—	—	—	12/10/2020	3,277	(3)	1,350,157	—		—
	—	—	—		—	—	—	12/10/2020	5,826	(5)	2,400,370	8,740	(8)	3,600,967
	—	—	—		—	—	—	12/10/2021	5,350	(3)	2,204,254	—		—
	—	—	—		—	—	—	12/10/2021	10,449	(6)	4,305,092	2,675	(9)	1,102,127

(1)

The market value of stock awards that have not vested was determined by multiplying the closing market price of the Company’s common stock on September 30, 2022 ($412.01) by the number of stock awards.

(2)	These stock options vest in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(3)	These RSUs vest in shares in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

(4)	These earned PSUs vest in shares in three equal increments on the 10th of December in 2020, 2021, and 2022, subject to the named executive officer’s continued employment.

(5)	These earned PSUs vest in shares in three equal increments on the 10th of December in 2021, 2022, and 2023, subject to the named executive officer’s continued employment.

(6)	These earned PSUs vest in shares in three equal increments on the 10th of December in 2022, 2023, and 2024, subject to the named executive officer’s continued employment.

(7)

These MSUs are earned upon achievement of performance goals related to the Company’s total stockholder return relative to the Russell 3000 Index over performance periods of one, two and three years ending November 30 and then vest on the 10th of December in 2020, 2021 and 2022, subject to the named executive officer’s continued employment.

(8)

These MSUs are earned upon achievement of performance goals related to the Company’s total stockholder return relative to the Russell 3000 Index over performance periods of one, two and three years ending November 30 and then vest on the 10th of December in 2021, 2022, and 2023, subject to the named executive officer’s continued employment.

(9)

These MSUs are earned upon achievement of performance goals related to the Company’s total stockholder return relative to the Russell 3000 Index over performance periods of one, two and three years ending November 30 and then vest on the 10th of December in 2022, 2023, and 2024, subject to the named executive officer’s continued employment.

FISCAL 2022 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)

William Lansing	0	0	42,633	17,356,960

Michael McLaughlin	0	0	7,313	3,260,999

Stephanie Covert	0	0	5,776	2,443,343

Mark Scadina	0	0	12,172	4,956,322

James Wehmann	0	0	16,028	6,527,010

Claus Moldt	0	0	11,356	4,740,059

(1)	Equal to the number of shares vested multiplied by the closing price of a share of the Company’s common stock on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL 2022

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

William Lansing	950,481	—	(409,600)	—	1,816,330	(3)

Michael McLaughlin	—	—	—	—	—

Stephanie Covert	—	—	—	—	—

Mark Scadina	—	—	—	—	—

James Wehmann	406,250	—	(774,468)	—	1,879,889	(4)

Claus Moldt	67,500	—	(27,220)	—	95,042	(5)

(1)	The amount reported in this column has been reported in the fiscal 2022 Summary Compensation Table as part of the individual’s compensation.

(2)

The amount reported in this column was not reported in the Summary Compensation Table as part of the individual’s compensation for the most recent fiscal year because none of the earnings are considered to be “above market” or “preferential.”

(3)	Of the amount shown in this column, $549,518 was previously reported as compensation to Mr. Lansing in the Summary Compensation Table for years prior to fiscal 2022.

(4)	Of the amount shown in this column, $1,479,038 was previously reported as compensation to Mr. Wehmann in the Summary Compensation Table for years prior to fiscal 2022.

(5)	Of the amount shown in this column, $39,897 was previously reported as compensation to Mr. Moldt in the Summary Compensation Table for years prior to fiscal 2022.

This plan is intended for a select group of employees of the Company who are in the highest salary band. Employees can defer up to 25% of base salary and up to 75% of incentive award compensation into the plan. These elections are irrevocable and stay in place for the entire calendar year. The Company does not make any employer contributions to this plan, and employees are always 100% vested in their contributions. Employees make their own investment election decisions from a select group of investment choices designated by the Company.

Participating employees also make an irrevocable election for distributions from the plan at retirement. If they terminate employment prior to retirement, then participating employees will receive their distribution on the first day of the seventh calendar month following separation from service due to any reason.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes the compensation that would become payable under existing plans and arrangements if a named executive officer’s employment terminates under certain circumstances or if a change in control of the Company occurs.

Executive Officer Management Agreements

Each of our executive officers is a party to a Management Agreement, as amended (the “Management Agreement”), with the Company, other than Mr. McLaughlin, whose Management Agreement terminated on January 13, 2023 when his employment terminated, and Mr. Moldt, whose Management Agreement terminated on December 31, 2022 when his employment terminated. The Management Agreements are for a fixed term with automatic one-year extensions. Except in the case of Mr. Lansing, if during the term of the Management Agreements a change of control Event occurs, and if the executive officer’s employment is terminated within 60 days before or two years following the Event due to an involuntary termination by the Company without Cause or for Good Reason by the executive (as defined below), the executive will be entitled to the following pay and benefits: (i) a cash payment in an amount equal to one times the sum of (a) his or her annual base salary in effect on the last day of his or her employment, plus (b) the annual cash incentive payment last paid to him or her before the termination of his or her employment, such cash payment to be made in a lump sum on the 70th day following his or her separation from service (subject to certain exceptions), and (ii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, all of such officer’s unvested stock options, restricted stock units and performance share units will vest in full, subject to certain limitations specified in the Management Agreement. The officer’s receipt of these severance amounts is conditioned on the officer’s delivery of a release of claims and agreement not to solicit Company employees for one year following termination of employment.

Mr. Lansing’s Management Agreement provides for the same general non-economic provisions described above. In the case of a qualifying termination of employment in connection with or following a change of control Event, Mr. Lansing’s severance will be in the amount of three times the sum of base salary and the incentive payment for the prior fiscal year, calculated in the same manner described above, and he is entitled to 18 months of continued benefits pursuant to COBRA.

In all of the Management Agreements, an “Event” generally means (i) the acquisition by a person of 30% or more the shares of our Company’s common stock, (ii) continuing directors no longer represent a majority of the members of the Board, (iii) the consummation of a reorganization, merger or consolidation of the Company or a statutory share exchange unless immediately following such transaction, all or substantially all of the persons who were the beneficial owners of the Company’s stock before the transaction own more than 70% of the common stock of the resulting corporation, or (iv) approval by the Company’s stockholders of a complete liquidation or dissolution or the sale of all or substantially all of the Company’s assets unless the sale is made to a corporation more than 70% of whose shares are held by persons who were the beneficial owners of the Company’s stock before the transaction.

In all of the Management Agreements, “Cause” generally means (i) willful and gross neglect by the executive officer of his or her duties, or (ii) a felony committed by the executive officer that is substantially detrimental to the Company.

In all of the Management Agreements, “Good Reason” generally means that one of the following conditions occurs without the executive officer’s consent and the Company does not cure the condition after receiving notice of it: (i) a material reduction in the executive officer’s authority, duty or responsibilities, (ii) a material reduction in the executive officer’s annual base salary or target incentive, (iii) a material reduction in the aggregate benefits the executive officer enjoys under the Company’s wellness and compensatory programs, (iv) a requirement that the executive officer relocate to an office located more than 50 miles away from his or her current office location, or (v) a failure by the Company to obtain agreement from any successor to assume the Letter Agreement.

If an executive officer receives any payment or benefit under his or her management agreement following termination of employment, the executive officer will not be entitled to receive severance benefits under his or her Letter Agreement.

Severance Arrangements

See the description of the named executive officers’ Letter Agreements above for information about severance pay and benefits.

Equity Awards

The 2021 LTIP and the 2012 Long-Term Incentive Plan (“2012 LTIP”) provide for full vesting of equity awards granted under the plan, including stock options and RSUs, in the event of a recipient’s death or disability.

The award agreements for the PSUs granted to executive officers and outstanding as of September 30, 2022 provide that (i) upon termination of service during the performance period due to death or disability, the target number of units will be deemed to be earned and will vest in full upon such termination, and (ii) upon a change in control during the performance period as a result of which the Company does not survive as an operating company or survives only as a subsidiary of another entity (a “business combination”), the target number of units will be deemed to be earned and will vest in full upon or immediately before, and conditioned upon, the consummation of the business combination. In addition, upon (i) termination of service during the vesting period due to death or disability, all earned units will vest in full upon such termination, or (ii) a business combination during the vesting period, all earned units will vest in full upon or immediately before, and conditioned upon, the consummation of the business combination. Further, units will continue to be earned and vest if the participant has a qualifying retirement.

The award agreements for the MSUs granted to executive officers under the 2021 LTIP and the 2012 LTIP provide that upon a change in control in which the Company does not survive as an operating company or only survives as a subsidiary of another entity (i) each performance period is truncated to end on the day of such change in control; (ii) the units earned at the end of each adjusted performance period are calculated with a modified calculation of the relative return factor; (iii) a portion of these adjusted period earned units vest immediately (determined by multiplying the adjusted period earned units by a fraction, the numerator of which is the number of days in the adjusted performance period and the denominator of which is the days in the performance period before adjustment); and (iv) the unvested units after the previous calculation will vest monthly. Furthermore, if the award recipient is terminated for reasons other than Cause all unvested units described in the preceding sentence will vest in full. Except upon an award recipient’s death or disability after the final performance period in the applicable award agreement for an MSU (where only earned units will vest in full), all units will vest in full upon an award recipient’s death or disability. In addition, the units will continue to be earned and vest if the participant has a qualifying retirement.

Insurance Benefits

All FICO employees are covered under our Short- and Long-Term Disability Policies. For the first six months of a disability, the employee receives 60% of base salary under the Short-Term Disability Policy. After six months of disability, the employee becomes eligible to receive 50% of base salary (up to a maximum of $10,000 per month) under the Long-Term Disability Policy. These payments continue for the first five years as long as the employee cannot perform the essential functions of his or her own occupation. If after five years the employee is still unable to perform the essential functions of his or her own occupation, he or she can receive benefits until he or she reaches the age of 65. Supplemental disability insurance can also be purchased by employees to increase the percentage of base salary to which they are entitled under the policies.

All employees are also covered by a Company-provided life insurance policy, which provides for the lump sum payment of one times the employee’s base salary in the event of death, or two times base salary in the event of accidental death. Additional amounts may be payable under a Company-provided business travel accident insurance policy.

Estimated Payments That Would Have Been Made to the Named Executive Officers

The tables below quantify the estimated payments and benefits that would have been provided to our named executive officers, other than Mr. Moldt, in connection with the termination of their employment under the circumstances indicated. In all cases, the information assumes that the triggering event occurred on the last day of fiscal 2022, and the price per share of our common stock is the closing market price on September 30, 2022 (which was $412.01). Benefits payable under our Short- and Long-Term Disability Policies and Company-provided life insurance policy are not reflected in the following tables.

As discussed above, Mr. Moldt’s employment with us terminated on December 31, 2022. Pursuant to SEC guidance, because Mr. Moldt’s employment terminated following the end of fiscal 2022, but before this proxy statement is filed, we are providing information regarding payments and benefits for the termination event that actually occurred, rather than for several additional scenarios that no longer can occur. Pursuant to the Moldt Letter Agreement, Mr. Moldt’s employment with us through December 10, 2022 did not entitle him to any severance or other payments upon his termination of employment on December 31, 2022, but he is entitled to continuation of certain benefits pursuant to COBRA for 12 months, the cost of which is expected to total $30,000 over that time period.

Although Mr. McLaughlin’s employment with us also terminated following the end of fiscal 2022 and before this proxy statement is filed, because he was our Chief Financial Officer, based on SEC guidance, we are providing a table below quantifying the estimated payments and benefits that would have been provided to Mr. McLaughlin if his employment had terminated under the various scenarios indicated on September 30, 2022. However, because Mr. McLaughlin resigned from the Company, he did not receive any payments or benefits in connection with his termination of employment, and his Letter Agreement, Management Agreement and all outstanding equity awards held by him were terminated effective January 13, 2023.

William Lansing

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us for Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)

Value of Cash Severance(1)	—	—	3,900,000	5,850,000	—	—	—

Value of Benefits(2)	—	—	37,080	37,080	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	7,586,340	—	7,586,340	7,586,340
Market Value of Accelerated RSU Awards(4)	—	—	—	9,874,231	—	9,874,231	9,874,231

Market Value of Accelerated PSU Awards(5)	—	—	—	18,455,576	—	18,455,576	18,455,576

Market Value of Accelerated MSU Awards(6)	—	—	—	9,348,507	—	9,348,507	9,348,507
Total	—	—	3,937,080	51,151,734	—	45,264,654	45,264,654

(1)

Pursuant to Mr. Lansing’s Letter Agreement, he is entitled to a lump sum payment equal to two times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by him for good reason. Mr. Lansing’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Lansing for good reason within 60 days before or two years following a change in control, except that the lump sum payment is calculated as three times the sum of his base salary plus annual incentive award.

(2)

Pursuant to Mr. Lansing’s Letter Agreement, the Company is obligated to provide benefits to Mr. Lansing at existing levels for 18 months post-termination if his employment is terminated by the Company without cause or by Mr. Lansing for good reason. Mr. Lansing’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Lansing for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01. Mr. Lansing’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01. Mr. Lansing’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned PSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01. Mr. Lansing’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned MSUs that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Michael McLaughlin

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)

Value of Cash Severance(1)	—	—	675,000	675,000	—	—	—

Value of Benefits(2)	—	—	29,520	29,520	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	—	—	—	—
Market Value of Accelerated RSU Awards(4)	—	—	—	4,114,332	—	4,114,332	4,114,332

Market Value of Accelerated PSU Awards(5)	—	—	—	4,738,116	—	4,738,116	4,738,116

Market Value of Accelerated MSU Awards(6)	—	—	—	2,403,666	—	2,403,666	2,403,666
Total	—	—	704,520	11,960,634	—	11,256,114	11,256,114

(1)

Pursuant to Mr. McLaughlin’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. McLaughlin for good reason. Mr. McLaughlin’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. McLaughlin for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Mr. McLaughlin’s Letter Agreement, the Company is obligated to provide benefits to Mr. McLaughlin at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. McLaughlin for good reason. Mr. McLaughlin’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. McLaughlin for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)	Mr. McLaughlin currently does not have any stock options that would accelerate.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01. Mr. McLaughlin’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned PSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01. Mr. McLaughlin’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned MSUs that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Stephanie Covert

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)

Value of Cash Severance(1)	—	—	875,000	875,000	—	—	—

Value of Benefits(2)	—	—	16,800	16,800	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	—	—	—	—
Market Value of Accelerated RSU Awards(4)	—	—	—	4,710,924	—	4,710,924	4,710,924

Market Value of Accelerated PSU Awards(5)	—	—	—	5,905,339	—	5,905,339	5,905,339

Market Value of Accelerated MSU Awards(6)	—	—	—	3,004,377	—	3,004,377	3,004,377
Total	—	—	891,800	14,512,440	—	13,620,640	13,620,640

(1)

Pursuant to Ms. Covert’s Letter Agreement, she is entitled to a lump sum payment equal to one times the sum of her current base salary plus the annual incentive award last paid to her if her employment is terminated by the Company without cause or by Ms. Covert for good reason. Ms. Covert’s Management Agreement provides for the same payments in the event her employment is terminated by the Company without cause or by Ms. Covert for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Ms. Covert’s Letter Agreement, the Company is obligated to provide benefits to Ms. Covert at existing levels for 12 months post-termination if her employment is terminated by the Company without cause or by Ms. Covert for good reason. Ms. Covert’s Management Agreement provides for the same benefits in the event her employment is terminated by the Company without cause or by Ms. Covert for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)	Ms. Covert currently does not have any stock options that would accelerate.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01. Ms. Covert’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned PSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01. Ms. Covert’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned MSUs that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

Mark Scadina

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)

Value of Cash Severance(1)	—	—	700,000	700,000	—	—	—

Value of Benefits(2)	—	—	23,100	23,100	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	758,510	—	758,510	758,510
Market Value of Accelerated RSU Awards(4)	—	—	—	3,148,993	—	3,148,993	3,148,993

Market Value of Accelerated PSU Awards(5)	—	—	—	5,206,159	—	5,206,159	5,206,159

Market Value of Accelerated MSU Awards(6)	—	—	—	2,637,688	—	2,637,688	2,637,688
Total	—	—	723,100	12,474,450	—	11,751,350	11,751,350

(1)

Pursuant to Mr. Scadina’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Scadina for good reason. Mr. Scadina’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Scadina for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Mr. Scadina’s Letter Agreement, the Company is obligated to provide benefits to Mr. Scadina at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Scadina for good reason. Mr. Scadina’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Scadina for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)

The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01. Mr. Scadina’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01. Mr. Scadina’s Management

Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned PSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01. Mr. Scadina’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned MSUs that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

James Wehmann

Payment or Benefit	Voluntary Termination by NEO ($)	Termination by Us For Cause ($)	Termination by Us Without Cause or by the NEO with Good Reason ($)	Termination by Us Without Cause in Connection with a Change in Control or by the NEO with Good Reason in Connection with a Change in Control ($)	Retirement ($)	Disability ($)	Death ($)

Value of Cash Severance(1)	—	—	875,000	875,000	—	—	—

Value of Benefits(2)	—	—	29,472	29,472	—	—	—
Market Value of Accelerated Stock Option Awards(3)	—	—	—	—	—	—	—
Market Value of Accelerated RSU Awards(4)	—	—	—	4,762,836	—	4,762,836	4,762,836

Market Value of Accelerated PSU Awards(5)	—	—	—	7,588,811	—	7,588,811	7,588,811

Market Value of Accelerated MSU Awards(6)	—	—	—	3,846,114	—	3,846,114	3,846,114
Total	—	—	904,472	17,102,233	—	16,197,761	16,197,761

(1)

Pursuant to Mr. Wehmann’s Letter Agreement, he is entitled to a lump sum payment equal to one times the sum of his current base salary plus the annual incentive award last paid to him if his employment is terminated by the Company without cause or by Mr. Wehmann for good reason. Mr. Wehmann’s Management Agreement provides for the same payments in the event his employment is terminated by the Company without cause or by Mr. Wehmann for good reason within 60 days before or two years following a change in control.

(2)

Pursuant to Mr. Wehmann’s Letter Agreement, the Company is obligated to provide benefits to Mr. Wehmann at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Wehmann for good reason. Mr. Wehmann’s Management Agreement provides for the same benefits in the event his employment is terminated by the Company without cause or by Mr. Wehmann for good reason within 60 days before or two years following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

(3)	Mr. Wehmann currently does not have any stock options that would accelerate.

(4)

The amounts shown represent the RSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01. Mr. Wehmann’s Management Agreement provides for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity awards provide for such acceleration upon death or disability.

(5)

The amounts shown represent the earned PSUs that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01. Mr. Wehmann’s Management Agreement and the terms of the equity award provide for such acceleration upon a termination of employment in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

(6)

The amounts shown represent the unearned MSUs that would immediately be earned and vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2022, of $412.01 and a relative total stockholder return performance of 0% in the adjusted performance period. The terms of the equity award provide for such acceleration upon a termination of employment for reasons other than Cause in connection with a change in control, and the terms of the equity award provides for such acceleration upon death or disability.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	769,429	(1)	214.7384	(2)	6,331,351	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	769,429	(1)	214,7384	(2)	6,331,351	(3)

(1)

This amount represents the shares of Company common stock that may be issued upon the exercise of stock options or the vesting of RSUs, PSUs and MSUs granted under the 2012 LTIP and the 2021 LTIP that were outstanding as of September 30, 2022. The number of shares related to unearned PSUs and MSUs are assumed to be earned at the target award level. In the event that the unearned PSUs and MSUs are earned out at the maximum award level, an additional 145,598 shares would be issuable.

(2)

The weighted-average exercise price set forth in this column is calculated excluding outstanding RSU, PSU, and MSU awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

(3)

This amount includes (a) 5,456,578 shares available for future issuance under the 2021 LTIP as of September 30, 2022 (assuming that unearned PSUs and MSUs are earned at the maximum award level) and (b) 874,773 shares available for issuance under the Company’s 2019 Employee Stock Purchase Plan (“ESPP”) as of September 30, 2022.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of all our employees and the annual total compensation of our Chief Executive Officer, William Lansing (our “CEO”). For fiscal 2022:

•	the median of the annual total compensation of all our employees, other than our CEO, was $89,641;

•	the annual total compensation of our CEO was $18,913,781; and

•

the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 211 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

We identified the employee with compensation at the median of the annual total compensation of all our employees using the following methodology:

•

In determining our employee population, we considered the 3,418 individuals, excluding our CEO, who were employed by us and our consolidated subsidiaries on August 31, 2022, whether employed on a full-time, part-time, seasonal or temporary basis. We did not include any contractors or other non-employee workers in our employee population.

•

To identify our median employee, we chose to use a consistently applied compensation measure, which we selected as annual base salary rate plus target annual bonus and actual sales incentive commissions paid and the grant-date fair value of long-term incentives granted for the 12-month period ending August 31, 2022. For simplicity with respect to part-time employees, we calculated annual base salary rate by multiplying the full-time equivalent annual base salary rate times a factor representing the percentage of full-time schedule regularly worked as of August 31, 2022 for part-time employees.

•	For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the applicable exchange rates in effect on August 31, 2022.

•

For permanent employees hired during fiscal 2022, we annualized their salary or base pay as if they had been employed for the entire 12-month measurement period. We did not make any cost-of-living adjustment.

Using this methodology, we identified the individual at the median of our employee population, who was a Business Operations Lead Analyst based in Roseville, Minnesota. We then calculated the annual total compensation for this individual using the same methodology we used to calculate the amount reported for our CEO in the “Total” column of the Summary Compensation Table as set forth in this proxy statement.

As disclosed in the Summary Compensation Table, the annual total compensation for fiscal 2022 for our CEO was $18,913,781.

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. As explained by the SEC when it adopted Item 402(u), the rule was not designed to facilitate comparisons of pay ratios among different companies, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

HELPFUL INFORMATION AND ONLINE RESOURCES

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting to be held on March 1, 2023, because you were a stockholder of Fair Isaac Corporation at the close of business on January 3, 2023, the record date, and are entitled to vote at the meeting.

This proxy statement, the proxy card and the Annual Report on Form 10-K (the “Proxy Material”) are being mailed to stockholders beginning on or about January 25, 2023. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “stockholder of record” with respect to those shares. We sent the Proxy Material directly to you. You have the right to vote these shares directly.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In this case, the Proxy Material has been forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the internet.

What am I voting on and how does the Board recommend that I vote?

1.	Election of eight directors: Braden R. Kelly, Fabiola R. Arredondo, James D. Kirsner, William J. Lansing, Eva Manolis, Marc F. McMorris, Joanna Rees, and David A. Rey;

2.	Approval of the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in this proxy statement;

3.	Approval of the advisory (non-binding) vote on the desired frequency of future advisory (non-binding) votes to approve our named executive officer compensation;

4.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023; and

5.	Any other such business as may properly come before the meeting or any adjournment thereof.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the approval of the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in this proxy statement, for ONE YEAR on the advisory (non-binding) vote on the desired frequency of future advisory (non-binding) votes to approve our named executive officer compensation, and FOR the ratification of Deloitte’s appointment as independent registered public accounting firm for the fiscal year ending September 30, 2023.

What is the voting requirement to elect the directors (Proposal 1)?

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted. Abstentions will not be counted “FOR” or “AGAINST” a nominee. Your broker or other nominee does not have discretionary authority to vote your shares on the election of directors, so any shares you hold in street name will not be cast if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will be counted toward the presence of a quorum but will not be counted “FOR” or “AGAINST” a nominee. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement for advisory approval of the named executive officer compensation as disclosed in this proxy statement (Proposal 2)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is necessary for advisory approval of the named executive officer compensation as disclosed in this proxy statement. Because your vote on executive compensation is advisory, it will not be binding upon the Company or the Board of Directors. However, the LDCC will take into account the outcome of the vote when considering future executive officer compensation programs. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. Your broker or other nominee does not have discretionary authority to vote your shares on compensation-related proposals, so any shares you hold in street name will not be cast if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will be counted toward the presence of a quorum but will not be counted “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement for advisory approval that future non-binding advisory votes to approve our named executive officer compensation be held every one, two or three years (Proposal 3)?

A plurality of the shares present or represented by proxy and entitled to vote at the Annual Meeting is necessary for advisory approval that future non-binding advisory votes approving our named executive officer compensation be held every one, two or three years. Because your vote on the frequency of the non-binding advisory vote on our named executive officer compensation is advisory, it will not be binding upon the Company or the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when considering how often future non-binding advisory votes approving our named executive officer compensation are submitted to the stockholders for advisory approval. Abstentions and broker non-votes will have no effect with respect to this proposal. All votes will be tabulated by the inspector of election appointed for the Annual Meeting.

What is the voting requirement to ratify the appointment of Deloitte (Proposal 4)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is necessary to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending September 30, 2023. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. Your broker or other nominee does have discretionary authority to vote your shares on Proposal 4, even if the broker or other nominee does not receive voting instructions from you. Therefore, we do not expect any broker non-votes with respect to Proposal 4. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What if other business is properly brought before the Annual Meeting for stockholder action?

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.

How many votes do I have?

You are entitled to one vote for each share of common stock that you hold for each nominee for director and for each other matter presented for a vote at the Annual Meeting. There is no cumulative voting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary of FICO, 181 Metro Drive, Suite 700, San Jose, California 95110;

•	Submitting a new proxy by telephone, internet or paper ballot after the date of the revoked proxy; or

•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

What shares are included on the proxy card?

The shares on your proxy card represent shares you own.

Is my vote confidential?

Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of election will be an independent third party not under our control.

What constitutes a quorum?

As of the record date, 25,154,323 shares of FICO common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum. Abstentions and broker non-votes will be counted in determining if there is a quorum.

Who can attend the Annual Meeting?

All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you. If you are a beneficial owner, you may request a ticket by writing to the Corporate Secretary, 181 Metro Drive, Suite 700, San Jose, California 95110, or by faxing your request to 408-904-7017. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

What are FICO’s costs associated with this proxy solicitation?

We have hired Innisfree M&A Incorporated to assist in the solicitation of votes for $15,000 plus reasonable out-of-pocket expenses. FICO employees, officers and directors may also solicit proxies. We will bear the expense of preparing, printing and mailing the Proxy Material, and reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of common stock.

How can I obtain the Company’s corporate governance information?

The following FICO corporate governance documents are available on the “Investors” page of our website at www.fico.com and are also available in print and free of charge to any stockholder who requests them:

•	Corporate Governance Guidelines;

•	Board Committee Charters — Audit Committee; Governance, Nominating and Executive Committee; and Leadership Development and Compensation Committee;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Management; and

•	Director Independence Criteria.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, MARCH 1, 2023: The Proxy Material is located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: https://fico.gcs-web.com/corporate-information.

OTHER INFORMATION

Stockholder Communications with Directors

Stockholders and other interested parties may communicate with non-employee directors by sending written communications to the Board of Directors or specified individual directors by addressing their communications to the Corporate Secretary, Fair Isaac Corporation, 181 Metro Drive, Suite 700, San Jose, California 95110. The communications will be collected by the Corporate Secretary and delivered, in the form received, to the presiding director, or, if so addressed, to a specified director.

Stockholder Proposals and Nominations of Directors

Under the SEC rules, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2024 Annual Meeting, the proposal must be received by our Corporate Secretary, 5 West Mendenhall, Suite 105, Bozeman, Montana 59715, no later than 5:00 P.M. local time on September 27, 2023, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to our Corporate Secretary at that address.

In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought by a stockholder before the 2024 Annual Meeting, the stockholder must give timely written notice thereof to the Corporate Secretary and must otherwise comply with our Bylaws. Our Bylaws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices no fewer than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees for election at the 2024 Annual Meeting, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 1, 2024.

Householding

We may deliver just one proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. Each stockholder will receive a separate proxy card. This practice, which is commonly referred to as “householding,” is permitted by Rule 14a-3(e)(1) under the Exchange Act. It helps to reduce costs, clutter and paper waste for us and our stockholders.

However, we will promptly deliver a separate copy if requested by any stockholder at a shared address subject to householding. Requests for additional copies of this proxy statement should be directed in writing to Broadridge Financial Solutions, Inc., Attn. Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by phone at 1-866-540-7095.

In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy of any future proxy materials by contacting the Corporate Secretary at 181 Metro Drive, Suite 700, San Jose, California 95110 (if your shares are registered in your own name) or your bank, broker or other nominee (if your shares are registered in their name).

Internet Access to Proxy Materials

The proxy materials are located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: https://fico.gcs-web.com/corporate-information.

Requesting a Copy of the Company’s Annual Report on Form 10-K

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, including the consolidated financial statements, schedules and list of exhibits and any particular exhibit specifically requested. Requests should be sent to: Fair Isaac Corporation, 181 Metro Drive, Suite 700, San Jose, California 95110, Attn: Investor Relations. The Annual Report on Form 10-K is also available on the “Investors” page of our website at www.fico.com.

By Order of the Board of Directors

MARK R. SCADINA

Executive Vice President, General Counsel and Secretary

Dated: January 25, 2023

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

Adjusted EBITDA is referenced in the proxy statement to which this Appendix A is attached, and means GAAP net income, adjusted for certain items, as set forth in the reconciliation below. Adjusted EBITDA is a non-GAAP financial measure and is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of net income to Adjusted EBITDA for the fiscal year ended September 30, 2022:

Year Ended September 30, 2022
GAAP net income	$373,541
Adjustments:
Interest expense, net	68,966
Provision for income taxes	97,768
Other expense (income), net(1)	(4,603)
Amortization of intangible assets	2,061
Depreciation	15,241
Stock-based compensation expense	115,354

Adjusted EBITDA	$668,328

(1)

Excludes gains and losses from securities held under a supplemental retirement and savings plan for certain officers and senior management employees, as the offsetting entries are included (as compensation expenses) in operating expenses, resulting in a net zero impact to the Company’s net income.

A-1

FAIR ISAAC CORPORATION ATTN: CARRIE H. DARLING 181 METRO DRIVE, SUITE 700 SAN JOSE, CA 95110	VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D94836-P83115	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — –

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FAIR ISAAC CORPORATION
The Board of Directors recommends you vote FOR the following Nominees:

1.	To elect eight directors to serve until the 2024 Annual Meeting and thereafter until their successors are elected and qualified.		For	Against	Abstain
	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h.	Braden R. Kelly Fabiola R. Arredondo James D. Kirsner William J. Lansing Eva Manolis Marc F. McMorris Joanna Rees David A. Rey	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends you vote FOR proposals 2 and 4, and 1 YEAR for proposal 3.		For	Against	Abstain
						2.	To approve the advisory (non-binding) resolution relating to the named executive officer compensation as disclosed in the proxy statement.	☐	☐	☐
							1 Year	2 Years	3 Years	Abstain
						3.	To approve, on an advisory (non-binding) basis, the desired frequency of future advisory (non-binding) votes to approve our named executive officer compensation. ☐	☐	☐	☐
								For	Against	Abstain
						4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023.	☐	☐	☐
Please indicate if you plan to attend this meeting.			Yes ☐	No ☐		5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.
Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) [PLEASE SIGN WITHIN BOX]	Date

Each stockholder may be asked to present valid picture identification,

such as a driver’s license or employee identification badge, in addition to this admission ticket.

Admission Ticket

FAIR ISAAC CORPORATION

2023 ANNUAL MEETING OF STOCKHOLDERS

ADMISSION TICKET

Please present this ticket for admittance of the

stockholder(s) named on the reverse side.

Admittance will be based upon availability of seating.

NON-TRANSFERABLE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

D94837-P83115

FAIR ISAAC CORPORATION Annual Meeting of Stockholders March 1, 2023 This proxy is solicited by the Board of Directors

The undersigned hereby appoints William J. Lansing, Mark R. Scadina and Carrie H. Darling, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 1, 2023, or any postponement or adjournment thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE ON THE EXECUTED PROXY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4, AND “1 YEAR” FOR PROPOSAL 3.

Continued and to be signed on reverse side